Exhibit (a)(1)

Offer to Purchase for Cash All Outstanding Shares of Common Stock
of
NAVTECH, INC.
at
$2.50 NET PER SHARE
by
NV Holdings, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 6, 2007, UNLESS THE OFFER IS EXTENDED.

NV Holdings, INC. (including any successors, collectively, the ‘‘Purchaser’’ or ‘‘NV Holdings’’) is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the ‘‘Shares’’), of Navtech, Inc., a Delaware corporation (the ‘‘Company’’ or ‘‘Navtech’’), at a price per share of $2.50 net to the sellers in cash without interest (the ‘‘Offer Price’’), upon the terms and subject to the conditions set forth in this Offer to Purchase, dated October 9, 2007 (the ‘‘Offer to Purchase’’), and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the ‘‘Offer’’).

The Offer has not been reviewed by the Board of Directors or management of Navtech. No later than 10 U.S. business days from the date of this Offer to Purchase, Navtech is required by law to publish, send or give to you a statement disclosing that the Board of Directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer, or is unable to take a position with respect to the Offer.

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn a number of Shares which together constitute at least a majority of the outstanding Shares of the Company, as of the date the Shares are accepted for payment pursuant to the Offer, excluding Shares beneficially owned by the Purchaser, its affiliates and members of senior management of the Company (the ‘‘Minimum Tender Condition’’). The Minimum Tender Condition is not waivable. The Offer is also subject to certain other conditions. See Section 12 — ‘‘The Offer — Certain Conditions to the Offer’’ of this Offer to Purchase. After the completion of the Offer and the satisfaction or, other than with respect to the Minimum Tender Condition, the waiver of certain conditions and assuming that NV Holdings then holds at least 90% of the outstanding Shares of Navtech, NV Holdings will be merged with and into the Company and the Company will be the surviving company.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION, PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF, OR ACTION BY WRITTEN CONSENT BY, NAVTECH’S SHAREHOLDERS.

The Information Agent for the Offer is:

17 State Street – 10th Floor
New York, NY 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (888) 605-8359

October 9, 2007

IMPORTANT

Any stockholder of the Company wishing to tender Shares in the Offer must, prior to expiration of the Offer, (i) complete and sign the letter of transmittal (or a facsimile) that accompanies this Offer to Purchase (the ‘‘Letter of Transmittal’’) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined in this Offer) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 — ‘‘The Offer — Procedures for Accepting the Offer and Tendering Shares’’ or (ii) request the stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that person if the stockholder wishes to tender Shares.

A stockholder who desires to tender Shares and whose certificates representing the Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender the Shares by following the procedures for guaranteed delivery set forth in Section 3 — ‘‘The Offer — Procedures for Accepting the Offer and Tendering Shares.’’

Any questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

SCHEDULE I − DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER AND DIRECTORS, OFFICERS AND GENERAL PARTNERS OF CERTAIN AFFILIATES

SCHEDULE II − SECTION 262 OF THE DGCL

SUMMARY TERM SHEET

This summary term sheet highlights the material provisions of the Offer to Purchase and may not contain all the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the fuller terms, descriptions and explanations contained in this Offer to Purchase and in the related Letter of Transmittal.

Securities Sought:	All outstanding shares of common stock, par value $0.001 per share, of Navtech, Inc. (the ‘‘Shares’’)
Price Offered Per Share:	$2.50 net to the sellers in cash, without interest (the ‘‘Offer Price’’)
Scheduled Expiration of Offer:	5:00 p.m., New York City time, on Tuesday, November 6, 2007
Purchaser:	NV Holdings, Inc. (the ‘‘Purchaser’’ or ‘‘NV Holdings’’) an entity owned and controlled by Cambridge Information Group II LLC and its affiliates (collectively, ‘‘CIG’’), Externalis S.A. and its affiliates (collectively, ‘‘Externalis’’), ABRY Mezzanine Partners, L.P. and ABRY Investment Partnership, L.P. and their respective affiliates (collectively, ‘‘ABRY’’; and together with CIG and Externalis, the ‘‘Sponsors’’).
Navtech Board Position:	The Offer has not been reviewed by the Board of Directors or management of Navtech. No later than 10 U.S. business days from the date of this Offer to Purchase, Navtech is required by law to publish, send or give to you a statement disclosing that the Board of Directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer, or is unable to take a position with respect to the Offer.

The following are some of the questions that you, as a stockholder of Navtech, may have and answers to those questions. You are urged to carefully read this entire Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements, constitute the ‘‘Offer’’) before making any decision on whether to tender your Shares.

Unless the context requires otherwise, all references in this Summary Term Sheet to ‘‘we,’’ ‘‘us,’’ or ‘‘our’’ are to NV Holdings.

Who is offering to purchase my Shares?

•	NV Holdings, Inc. is a Delaware corporation formed by the Sponsors, for the purposes of acquiring all of the Shares of Navtech not currently owned by NV Holdings and its affiliates and consummating the Offer. We have not conducted any activities to date other than activities incidental to our formation. We were formed in Delaware in October, 2007 and are owned jointly and controlled by the Sponsors in the following proportions:

CIG	63.89% ownership interest in NV Holdings
Externalis	27.1% ownership interest in NV Holdings
ABRY	9.01% ownership interest in NV Holdings

•	See Section 8 — ‘‘The Offer — Certain Information Concerning the Purchaser and Its Affiliates’’ for more information on us and our affiliates.

What are we seeking to purchase, at what price, and do Navtech stockholders have to pay any brokerage or similar fees to tender their Shares?

•	We are offering to purchase all of the outstanding Shares not owned by us and our affiliates at a price per share of $2.50 net to the sellers in cash, without interest, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal.

•	If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay any brokerage or similar fees. However, if you own your Shares through a broker or other nominee, your broker or nominee may charge you a fee to tender. You should consult your broker or nominee to determine whether any charges will apply.

•	See the ‘‘Introduction’’ and Section 14 — ‘‘The Offer — Certain Fees and Expenses’’ for more information.

Why are we making the Offer and what are our plans for the Company?

•	We are making the Offer for the purposes of acquiring all of the remaining outstanding Shares that are not owned by us and our affiliates and taking the Company private. We believe that a reduction in the administrative and financial burdens associated with public company reporting requirements will enable Navtech to concentrate its energies on its core business and long-term development.

•	If all of the remaining outstanding Shares not owned by us and our affiliates are tendered, the Company will be privately owned and the registration of the stock of Navtech under the U.S. Securities Exchange Act of 1934, as amended, which we refer to as the ‘‘Exchange Act,’’ will be terminated. Even in the event that the Purchaser cannot purchase all of the remaining outstanding Shares, there may be so few remaining Shares held by stockholders other than ourselves that no price quotations for the Shares will be available in the ‘‘pink sheets.’’ In addition, if Navtech has fewer than 300 holders of record of its Shares, we intend to cause Navtech to cease making filings with the U.S. Securities and Exchange Commission (the ‘‘SEC’’) or otherwise cease being required to comply with SEC rules governing publicly held companies.

•	If we hold more than 90% of the Shares of the Company, we would be able to effect (and intend to effect), without a vote of, or prior notice to, Navtech’s shareholders, a short form merger (the ‘‘Merger’’). Pursuant to the Merger, each outstanding Share (other than the shares we own) would be converted into the right to receive $2.50 per Share without interest (which is the same as the Offer Price in this Offer to Purchase) on the date of the Merger (the ‘‘Merger Consideration’’). In addition, we intend to cash out any options with respect to Shares in the Merger.

•	We intend to permit the members of management of Navtech who are accredited investors and who do not tender any Shares in the offer to exchange, if they so choose, their Shares for shares of common stock of NV Holdings after the Expiration Date of the Offer and before the Merger (see ‘‘Introduction’’ for more information). We have not entered into any agreement, arrangement or understanding with any members of management of the Company in that regard. In addition, if necessary to reach the 90% threshold, we will exercise our right to convert the Series A Convertible Participating Preferred Stock (‘‘Series A Preferred Stock’’) owned by us into Shares and exercise Warrants owned by us to acquire Shares.

•	See the ‘‘Introduction’’ and Section 1 — ‘‘Special Factors — Purpose of the Offer; Plans for the Company’’ for more information.

Do you have the financial resources to make payment?

•	The Sponsors will provide us with sufficient funds to purchase all Shares tendered in the Offer and to provide funding for the Merger. The Offer is not conditioned upon any financing arrangements. The Sponsors intend to provide us with the necessary funds through equity commitments, with CIG committing $3,320,664.15 to us, Externalis committing $1,408,419.23 to us and ABRY committing $468,264.12 to us.

•	See Section 10 — ‘‘The Offer — Source and Amount of Funds’’ for more information.

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares not held by us and our affiliates solely for cash;

•	through the Sponsors, we will have sufficient funds available to purchase all Shares tendered in the Offer;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we expect to acquire any remaining Shares for the same cash price in the Merger, which also will not be subject to any financing condition.

•	See Section 10 — ‘‘The Offer — Source and Amount of Funds’’ for more information.

How long do I have to decide whether to tender into the Offer?

•	You have until the expiration of the Offer to tender your Shares. The Offer currently is scheduled to expire at 5:00 p.m., New York City time, on Tuesday, November 6, 2007. If the Offer is extended, we will issue a press release announcing the extension on or before 9:00 a.m., New York City time, on the first business day following the date the Offer is scheduled to expire.

•	The Offer may also be extended through a subsequent offering period or periods. A subsequent offering period is an additional period of time beginning after we have completed the purchase of Shares tendered during the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer consideration. We will provide a subsequent offering period under the circumstances described below.

•	See Section 1 — ‘‘The Offer — Terms of the Offer; Expiration Date’’ for more information.

Can the Offer be extended and under what circumstances?

Yes:

•	the Offer is conditioned upon, among other things, there being validly tendered and not withdrawn a number of Shares which together constitute at least a majority of the outstanding Shares of the Company, as of the date the Shares are accepted for payment pursuant to the Offer, excluding Shares beneficially owned by the Purchaser, its affiliates and members of senior management of the Company (the ‘‘Minimum Tender Condition’’). The Minimum Tender Condition is not waivable. If at the then-scheduled expiration date of the Offer, any of the conditions to our obligation to accept for payment and pay for the Shares have not been satisfied or (other than with respect to the Minimum Tender Condition) waived, until the time that such conditions are satisfied or waived (however, any extension or extensions shall be in the aggregate not less than three business days and not more than twenty business days);

•	for any period required by any rule or interpretation of the SEC or its staff applicable to the Offer; or

•	if all of the conditions of the Offer have been satisfied or (other than with respect to the Minimum Tender condition) waived and Shares have been accepted for payment, but the number of Shares acquired by us (together with other Shares owned of record by us or our affiliates) is less than 90% of the then-outstanding number of Shares (all extensions pursuant to this bullet point will be effected as a subsequent offering period).

•	See Section 1 — ‘‘The Offer — Terms of the Offer; Expiration Date’’ for more information.

What are the conditions to the Offer?

•	The Offer is conditioned upon, among other things, the Minimum Tender Condition. The Purchaser will therefore have no obligation to purchase any of the Shares tendered to it in the Offer unless there have been validly tendered and not withdrawn a number of Shares which together constitute at least a majority of the outstanding Shares of the Company, as of the date the Shares are accepted for payment pursuant to the Offer, excluding Shares beneficially owned by the Purchaser, its affiliates and members of senior management of the Company. The Minimum Tender Condition is not waivable.

•	The Offer is also subject to customary conditions such as the absence of any material adverse change at Navtech, there being no pending legal proceedings in relation to or otherwise affecting this Offer, and the absence of any other legal impediments to the Offer. See Section 12 — ‘‘The Offer — Certain Conditions to the Offer,’’ which sets forth in full the conditions to the Offer. The Offer is not conditioned on the availability of financing.

How do I accept the Offer and tender my Shares?

•	To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the Depositary for the Offer, no later than the time the Offer expires. If your Shares are held in street name (i.e., through a broker, dealer or other nominee), the Shares can be tendered by your nominee through Cede & Co. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary within three NASDAQ Stock Market trading days. For the tender to be valid, however, the Depositary must receive the missing items within that three trading-day period.

•	See Section 3 — ‘‘The Offer — Procedures for Accepting the Offer and Tendering Shares’’ for more information.

If I accept the Offer, when will I get paid?

•	If the conditions to the Offer as set forth in the ‘‘Introduction’’ and Section 12 — ‘‘The Offer — Certain Conditions to the Offer’’ are satisfied or (other than with respect to the Minimum Tender Condition) waived and we consummate the Offer and accept your Shares for payment, you will receive a check in an amount equal to the number of Shares you tendered multiplied by $2.50 (subject to adjustment for applicable withholding taxes), promptly following our acceptance of the Shares in the Offer.

•	See Section 2 — ‘‘The Offer — Acceptance for Payment and Payment’’ for more information.

Until when can I withdraw my previously tendered Shares?

•	You may withdraw all or a portion of your tendered Shares by delivering written or facsimile notice to the Depositary prior to the expiration of the Offer. Further, if we have not agreed to accept your Shares for payment within 60 days of the commencement of the Offer, you can withdraw them at any time after that 60 day period until we do accept your Shares for payment. Once Shares are accepted for payment, they cannot be withdrawn.

•	See Section 4 — ‘‘The Offer — Withdrawal Rights’’ for more information.

•	We will provide a subsequent offering period under the circumstances described above under the caption entitled ‘‘Can the Offer be extended and under what circumstances?’’. In the event that we provide a subsequent offering period, no withdrawal rights will apply to Shares tendered during this subsequent offering period or to Shares tendered in the Offer and accepted for payment.

•	See Section 1 — ‘‘The Offer — Terms of the Offer; Expiration Date’’ for more information.

How do I withdraw previously tendered Shares?

•	To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares.

•	See Section 4 — ‘‘The Offer — Withdrawal Rights’’ for more information.

What does the Company’s Board of Directors recommend with respect to the Offer?

•	The Offer has not been reviewed by the Board of Directors or management of Navtech. No later than 10 U.S. business days from the date of this Offer to Purchase, Navtech is required by law to publish, send or give to you a statement disclosing that the Board of Directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer, or is unable to take a position with respect to the Offer.

•	See the ‘‘Introduction’’ to this Offer to Purchase for more information.

If I do not tender but the Offer is successful, what will happen to my Shares?

•	If as a result of the Offer or otherwise, we and our affiliates own more than 90% of the outstanding Shares, under the Delaware General Corporation Law, which we like to call the ‘‘DGCL,’’ we will be able to effect, and intend to effect, the Merger without the affirmative vote of any other stockholders. In that case, as soon as practicable after consummation of the Offer, we will have Navtech consummate a so-called ‘‘short-form merger,’’ pursuant to which each then-outstanding Share (other than Shares held by us and Shares that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL) will automatically be converted into the right to receive cash equal to $2.50 per share, without interest, which is the Offer Price.

•	If you decide not to tender your Shares in the Offer and a Merger occurs, you will receive in the Merger the same amount of cash per share, without interest, as if you had tendered your Shares in the Offer (unless you properly exercise appraisal rights under the DGCL, as described above). In addition, we intend to cash out any options with respect to Shares in the Merger.

•	In the event that we do not acquire all of the remaining outstanding Shares pursuant to the Offer, there may be so few remaining holders of the Shares that no price quotations for the Shares will be available in the ‘‘pink sheets.’’ If that occurs, there may not be a public trading market for the Shares, or any public trading market may be highly illiquid.

•	Under the Exchange Act, a company may terminate the registration of a class of shares with the SEC if, after a tender offer, all securities are held of record by less than 300 people. We cannot predict how many shareholders will remain after the consummation of the Offer. However, if there are less than 300 holders of record after the consummation of the Offer, we would seek to cause the Company to apply for deregistration.

•	See Section 6 — ‘‘The Offer — Effect of the Offer on the Market for the Shares; Margin Regulation; Exchange Act Registration’’ for more information.

Are appraisal rights available in either the Offer or the Merger?

•	Appraisal rights are not available in the Offer. However, if a Merger takes place, appraisal rights will be available to you, subject to and in accordance with Section 262 of the DGCL. A holder of Shares must properly perfect its right to seek appraisal under Delaware law in connection with the Merger in order to exercise appraisal rights. The value you would receive if you perfect your appraisal rights could be more or less than, or equal to, the price per Share to be paid in the Merger.

•	See Section 13 — ‘‘The Offer — Certain Legal Matters; Required Regulatory Approvals’’ for more information.

What are the U.S. federal income tax consequences of the Offer or the Merger?

•	The receipt by a U.S. holder of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (inclusive of any cash withheld for tax purposes) and the holder’s adjusted tax basis in the Shares. See Section 2 — ‘‘Special Factors — Certain Material U.S. Federal Income Tax Consequences of the Offer’’ for more information, including certain U.S. federal income tax consequences of the Offer and the Merger to non-U.S. holders. All holders of Shares are strongly urged to consult their tax advisors as to the specific tax consequences to them of selling Shares pursuant to the Offer or receiving cash in exchange for Shares pursuant to the Merger, including the applicability and effect of U.S. federal, state, local, foreign and other tax laws in their particular circumstances.

What is the market value of my Shares as of a recent date?

•	The offer price of $2.50 per share represents an approximate 37% premium over the closing price for the Shares on October 8, 2007 of $1.82 per share), the trading day immediately preceding the date of this Offer. You should obtain a recent quotation for your Shares before deciding whether or not to tender.

•	See Section 5 — ‘‘The Offer — Price Range of the Shares; Dividends on the Shares’’ for more information.

Whom can I call with questions?

•	You can call Georgeson Inc., our Information Agent, at (212) 440-9800 (banks and brokers) or (888) 605-8359 (all others).

To the Holders of Shares of Common Stock of Navtech:

INTRODUCTION

NV Holdings (including any successors, the ‘‘Purchaser,’’ ‘‘we’’ or ‘‘us’’), which is jointly owned and controlled by Cambridge Information Group II LLC and its affiliates (collectively, ‘‘CIG’’), Externalis S.A. and its affiliates (collectively, ‘‘Externalis’’), ABRY Mezzanine Partners, L.P. and ABRY Investment Partnership, L.P. and their respective affiliates (collectively, ‘‘ABRY’’ and, together with CIG and Externalis, the ‘‘Sponsors’’), hereby offers to purchase all of the outstanding shares of common stock, par value $0.001 per share (the ‘‘Shares’’), of Navtech, Inc., a Delaware corporation (‘‘Navtech’’ or the ‘‘Company’’), at a price per share of $2.50 net to the sellers in cash, without interest (the ‘‘Offer Price’’), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements, constitute the ‘‘Offer’’).

Tendering stockholders who are record owners of their Shares and tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult this institution as to whether it charges any service fees or commissions.

If you decide not to tender your Shares in the Offer and a short form merger of the Purchaser with and into the Company occurs, with the Company being the surviving entity (the ‘‘Merger’’), you will receive in the Merger the same amount of cash per share, without interest, as if you had tendered your Shares in the Offer (unless you properly exercise appraisal rights). If as a result of the Offer or otherwise, the Purchaser owns more than 90% of the outstanding Shares, under the Delaware General Corporation Law (the ‘‘DGCL’’), the Purchaser intends to effect the Merger without the affirmative vote of any other stockholders. In that case, the Purchaser, as soon as practicable after consummation of the Offer, intends to have the Company consummate a so-called ‘‘short-form merger,’’ pursuant to which each then-outstanding Share (other than Shares held by us and Shares that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL) will automatically be converted into the right to receive an amount in cash equal to the Offer Price, without interest (the ‘‘Merger Consideration’’). Further, as described below, to the extent that the members of the management of the Company who are accredited investors choose not to tender their Shares in the Offer, the Purchaser intends to offer those members of management a right to exchange their Shares for shares of common stock of NV Holdings between the Expiration Date (as defined in Section 1 — ‘‘The Offer — Terms of the Offer; Expiration Date’’ below) of the Offer and the Merger. We have not entered into any agreement, arrangement or understanding to this effect with any members of management. In addition, to the extent that we do not acquire 90% of the Shares upon consummation of this Offer, if necessary to reach the 90% threshold, we will exercise our right to convert the Series A Preferred Stock owned by us into Shares and to exercise Warrants owned by us to acquire Shares (see Section 8 — ‘‘The Offer — Certain Information Concerning the Purchaser and Its Affiliates’’ for more information).

Each Share issued and outstanding immediately prior to the Merger effective time that is owned by the Purchaser, its affiliates or any member of senior management of the Company who chooses not to tender their shares (other than, in each case, those Shares beneficially owned by third parties) will remain outstanding as a common share in the surviving company (the ‘‘Surviving Company’’). In addition, we intend to cash out any options with respect to Shares in the Merger.

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn a number of Shares which together constitute at least a majority of the outstanding Shares of the Company, as of the date the Shares are accepted for payment pursuant to the Offer, excluding Shares beneficially owned by the Purchaser, its affiliates and members of senior management of the Company (the ‘‘Minimum Tender Condition’’). The Minimum Tender Condition is not waivable. The Offer is also conditioned upon certain other conditions such as the absence of any material change at

Navtech, absence of pending legal proceedings relating to or otherwise affecting this Offer, absence of any other legal impediments to the Offer and the Merger, and other customary conditions set forth in this Offer to Purchase. See Section 12 — ‘‘The Offer — Certain Conditions to the Offer,’’ which sets forth in full the conditions to the Offer. The Offer is not conditioned on the availability of financing.

The Offer has not been reviewed by the Board of Directors or management of Navtech. No later than 10 U.S. business days from the date of this Offer to Purchase, Navtech is required by law to publish, send or give to you a statement disclosing that the Board of Directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer, or is unable to take a position with respect to the Offer.

SPECIAL FACTORS

1.    Purpose of the Offer; Plans for the Company.

General.    This is a Rule 13e-3 transaction under the Exchange Act. The purposes of the Offer are for the Purchaser to acquire all of the remaining equity interests in the Company not owned by it or its affiliates and to take the Company private. We believe that a reduction in the administrative and financial burdens associated with public company reporting requirements will enable Navtech to concentrate its energies on its core business and long-term development.

If all of the remaining outstanding Shares not owned by us and our affiliates are tendered, we will seek to cause the Company to file for deregistration under the Exchange Act. Even in the event that the Purchaser cannot purchase all of the remaining outstanding Shares not owned by us and our affiliates, there may be so few remaining Shares held by stockholders other than us and our affiliates that no price quotations for shares of Shares will be available in the ‘‘pink sheets.’’ Further, if Navtech then has fewer than 300 holders of record of its Common Stock, we intend to cause Navtech to cease making filings with the SEC or otherwise cease being required to comply with SEC rules governing publicly held companies.

If, as a result of the Offer or otherwise, the Purchaser owns more than 90% of the outstanding Shares, under the DGCL, the Purchaser intends to effect the Merger without the affirmative vote of any other stockholders. In that case, the Purchaser, as soon as practicable after consummation of the Offer, intends to have the Company consummate a so-called ‘‘short form merger,’’ pursuant to which each then-outstanding Share (other than Shares held by us and Shares that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL) will automatically be converted into the right to receive an amount in cash equal to the Offer Price, without Interest (the ‘‘Merger Consideration’’). In addition, we intend to cash out any options with respect to Shares in the Merger.

If all of the tender offer conditions are satisfied or (other than with respect to the Minimum Tender Condition) waived and Shares have been accepted for payment, but if the number of Shares acquired by the Purchaser (together with other Shares owned of record by the Purchaser or its affiliates) is less than 90% of the number of Shares then outstanding, the Purchaser may extend the Offer for any period or periods which in aggregate are not less than 3 business days and not more than 20 business days (all extensions effected pursuant hereto will be effected as a Subsequent Offering Period in accordance with Rule 14d-11 of the Exchange Act). Further, to the extent that the members of the management of the Company who are accredited investors choose not to tender their Shares in the Offer, the Purchaser intends to offer those members of management a right to exchange their Shares for Shares of NV Holdings between the Expiration Date of the Offer and the Merger. We have not entered into any agreement, arrangement or understanding to this effect with any members of management. We will also, if necessary to reach the 90% threshold, exercise our right to convert the Series A Convertible Participating Preferred Stock (‘‘Series A Preferred Stock’’) owned by us into Shares and exercise Warrants owned by us to acquire Shares (see Section 8 — ‘‘The Offer — Certain Information Concerning the Purchaser and Its Affiliates’’ for more information).

In addition, we are making this Offer to Purchase with a view to making a profit. As a result of the Offer, the direct and indirect interest of the Purchaser in Navtech’s net book value and net earnings will increase to the extent the number of Shares acquired under the Offer increase. Stockholders of the Company who sell all of their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in the Company. On the other hand, after selling their Shares in the Offer or having their Shares converted into the right to receive cash in the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

The benefit of the Offer to holders of Shares is the right to receive $2.50 per share, in cash, for their Shares. The stockholders will gain liquidity with respect to the Shares, for which there has historically been little or no market. Further, former stockholders may benefit because they will no longer bear the risk of any losses generated by Navtech’s operations or any decline in the value of Navtech after the consummation of the Offer. The detriments are that such holders will cease to participate in future earnings and growth, if any, of Navtech and will not have any right to vote on corporate matters. Another detriment is that the receipt of the payment for their Shares will be a taxable transaction for federal income tax purposes. See Section 2 — ‘‘Special Factors — Certain Material U.S. Federal Income Tax Consequences of the Offer.’’

Except as otherwise described in this Offer to Purchase, the Purchaser has no current plans or proposals or negotiations which relate to or would result in: (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Navtech or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of Navtech or any of its subsidiaries; (iii) any material change in Navtech’s present dividend rate or policy, or indebtedness or capitalization of Navtech; (iv) any change in the Board of Directors or management of Navtech or any change in any material term of employment of any executive officer; (v) any other material change in Navtech’s corporate structure or business, (vi) any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association, (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act, (viii) the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act, or (ix) the acquisition by any person of additional securities of the Company or the disposition of securities. However, the Purchaser expressly reserves the right to make any changes to Navtech that it deems necessary or appropriate in light of future developments.

Following completion of the Offer or if the Minimum Tender Condition is not met, the Purchaser and any of its affiliates reserve the right to acquire additional Shares through privately negotiated transactions, open market purchases or otherwise. The prices paid for Shares in these transactions may be more or less than the price per Share paid in the Offer and the form of consideration paid may differ from the all cash consideration to be paid in the Offer.

Except as otherwise provided in this Offer, the Purchaser will continue to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel during the pendency of the Offer. After the consummation of the Offer, the Purchaser will take those actions it deems appropriate in light of the circumstances which then exist. As a result of this review, the plans described may be subject to change.

2.    Certain Material U.S. Federal Income Tax Consequences of the Offer.

The following is a general discussion of certain material U.S. federal income tax consequences of the Offer and the Merger to stockholders of Navtech whose Shares are tendered and accepted for payment pursuant to the Offer or exchanged for cash pursuant to the Merger. This discussion is for general information only and is not tax advice. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders of Navtech. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences described herein.

For purposes of this discussion, we use the term ‘‘U.S. holder’’ to mean:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any of its political subdivisions;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons, as defined under Section 7701(a)(30) of the Code (‘‘U.S. persons’’), have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A ‘‘non-U.S. holder’’ is a person (other than a partnership) that is not a U.S. holder.

An individual may, subject to certain exceptions, be deemed to be a U.S. resident alien (as opposed to a nonresident alien) with respect to a calendar year by virtue of being present in the United States on at least 31 days in the calendar year and on an aggregate of at least 183 days during the current calendar year and the two preceding calendar years (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). U.S. resident aliens generally are subject to U.S. federal income tax as if they were citizens of the United States.

This discussion applies only to stockholders of Navtech who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a stockholder of Navtech in light of its particular circumstances, or that may apply to a stockholder of Navtech that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, persons who hold Shares as part of a hedge, straddle, constructive sale or conversion transaction, holders who acquired their Shares through the exercise of stock options or other compensation arrangements, and holders that hold 5% or more of any class of Navtech stock). In addition, this discussion does not address any tax considerations under state, local or foreign tax laws, or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. The U.S. federal income tax consequences set forth below are not intended to constitute a complete description of all tax consequences relating to the Offer and the Merger. Stockholders of Navtech are urged to consult their own tax advisors to determine the particular tax consequences of the receipt of cash in exchange for Shares pursuant to the Offer or the Merger, including the application of any state, local or foreign income and other tax laws.

If any entity that is treated as a partnership for U.S. federal tax purposes holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal tax purposes and that entity is holding Shares, you should consult your tax advisor.

U.S. Holders

The receipt by a U.S. holder of cash in exchange for Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a U.S. holder of Shares will recognize capital gain or loss equal to the difference between:

•	the amount of cash received (including any cash withheld for tax purposes) in exchange for such Shares; and

•	the U.S. holder’s adjusted tax basis in such Shares.

If the holding period in the Shares surrendered is greater than one year at the time of exchange, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of Shares at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of Shares.

Under the Code, cash received pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights) by a U.S. holder may be subject to U.S. information reporting and backup withholding. Backup withholding (currently at a rate of 28%) will apply with respect to the amount of cash received by a non-corporate U.S. holder, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights) by a non-U.S. holder will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (or, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of any class of Navtech stock at any time during the five-year period preceding the consummation of the Offer or the Merger, and we are or have been a ‘‘United States real property holding corporation’’ for U.S. federal income tax purposes at any time during the shorter of a five-year period preceding the consummation of the Offer or the Merger or the period that the non-U.S. holder held Shares.

A non-U.S. holder described in the first bullet point immediately above will be taxed on a net income basis on the net gain derived from the disposition of the Shares and in the same manner as if it were a U.S. person, and, if a non-U.S. holder is a foreign corporation, it may be subject, in addition, to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will generally be subject to a flat 30% tax on the gain derived from the disposition of the Shares, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States under the Code. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.

We believe we have not been a ‘‘United States real property holding corporation’’ for U.S. federal income tax purposes at any time during the five-year period preceding the consummation of the Offer or the Merger.

Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights), unless a beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such beneficial owner is a U.S. person) or such beneficial owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the IRS in a timely manner.

THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE SUMMARY OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER OR THE MERGER. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES. NOTHING IN THIS DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

3.    Fairness.

The rules of the SEC require the Purchaser to express its beliefs as to the fairness of the Offer to the unaffiliated stockholders.

Position of the Purchaser.    The Purchaser believes that the Offer is both financially and procedurally fair under the circumstances to the unaffiliated stockholders. The Purchaser bases its belief on the following factors and circumstances, each of which, in its judgment, support its views as to such fairness of the Offer:

(i)	The Offer Price represents a substantial premium compared to the range of daily closing bid prices per share of Common Stock reported in the ‘‘pink sheets.’’ Navtech’s last closing trading price was $1.82 per share as of October 8, 2007.

(ii)	As disclosed in Section 12 — ‘‘The Offer — Certain Conditions to the Offer,’’ the Offer is subject to a Minimum Tender Condition. That is, the Offer is conditioned upon there being validly tendered and not withdrawn a number of Shares which together constitute at least a majority of the outstanding Shares of the Company, as of the date the Shares are accepted for payment pursuant to the Offer, excluding Shares beneficially owned by the Purchaser, its affiliates and members of senior management of the Company (the ‘‘Minimum Tender Condition’’). The Minimum Tender Condition is not waivable.

(iii)	We did not consider the liquidation value of the Company because we do not presently have any plans to liquidate the Company.

(iv)	We did not consider the net book value of the Company because we did not perform or cause any other person to perform any such valuation.

(v)	We did not consider the going concern value of the Company because we did not perform or cause any other person to perform any such valuation.

(vi)	As disclosed in Section 9 — ‘‘The Offer — Background of the Offer; Contacts with the Company,’’ the Offer Price is comparable to the amounts paid for Shares of the Company by the Purchaser and its affiliates over the past two years.

(vii)	The Common Stock has never paid any dividends and, at least so long as the Series A Preferred Stock is outstanding, would not be expected to pay any dividends.

(viii)	If the Merger is effected, the holders of the Shares will have appraisal rights under Section 262 of the DGCL.

(ix)	The Offer will provide cash consideration to, and immediate liquidity for, the unaffiliated stockholders whose ability to sell their Shares is adversely affected by the nearly complete lack of liquidity for the Shares.

(x)	The Purchaser and its affiliates have no interest in selling the shares of stock of Navtech that they hold and, for this reason, they presently intend to reject in the future acquisition proposals made by third parties. As a result, the unaffiliated stockholders should not expect to sell their Shares in the foreseeable future in a transaction involving a sale of the stock of Navtech.

(xi)	The Offer would shift the risk of the future financial performance of Navtech from the unaffiliated stockholders, who do not have the power to control decisions made regarding Navtech’s business, entirely to the Purchaser, who will have the power to control Navtech’s business, and to the employees participating in the Offer, whose efforts can have an impact on Navtech’s results.

(xii)	The Offer Price represents a 42% premium over JEGI’s valuation of the Shares at $1.76 per Share. See Section 4 — ‘‘Special Factors — Reports, Opinions, Appraisals and Negotiations.’’

The Purchaser considered each of the foregoing factors (i)-(xii) to support its determination as to the financial and procedural fairness under the circumstances of the Offer to the unaffiliated stockholders. Given the wide variety of factors the Purchaser considered in connection with its evaluation of the Offer, it did not believe it practicable to, and did not, quantify or otherwise attempt to assign relative weights to specific factors it considered in reaching its conclusion that the Offer is fair to unaffiliated stockholders.

The Purchaser is not aware of any firm offer made by a person or entity unaffiliated with Navtech during the last two years for (a) the merger or consolidation of Navtech with or into another company or another company with or into Navtech, (b) the sale or other transfer of all or any substantial part of the assets of Navtech, or (c) a purchase of Navtech’s securities that would enable the holder to exercise control of Navtech. Thus, no comparison of the Offer Price could be made to any other comparable offer.

The Purchaser has received a report from JEGI for the purpose of providing a valuation of the Company. Please refer to Section 4 — ‘‘Special Factors — Reports, Opinions, Appraisals and Negotiations’’ below for a summary of the report findings. Other than this report, the Purchaser has not received any report, opinion or appraisal from an outside party that is materially related to the Offer.

The foregoing discussion of the information and factors considered and given weight by the Purchaser is not intended to be exhaustive but is believed to include all material factors considered by the Purchaser. The Purchaser’s view as to the fairness of the Offer to Navtech stockholders as expressed herein should not be construed as a recommendation to any stockholder as to whether that stockholder should tender its Shares in the Offer.

Position of Navtech Regarding Fairness of the Offer.    The Purchaser has not asked Navtech’s Board of Directors to approve the Offer. The rules of the SEC require Navtech to express its beliefs as to the fairness of the Offer to the unaffiliated stockholders within 10 days of the date of this Offer to Purchase. The Board of Directors must disclose that it either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer, or is unable to take a position with respect to the Offer. A majority of directors on the Navtech Board of Directors are also representatives of the Purchaser. It is likely that these members of the Board of Directors will be unable to take any position as to the fairness of the Offer. However, the views of such directors do not represent the views of the Board of Directors as a whole.

4.    Reports, Opinions, Appraisals and Negotiations.

The rules of the SEC require the Purchaser and its affiliates to disclose whether they have received any report, opinion (other than an opinion of counsel) or appraisal from an outside party that is materially related to the Offer and the Merger.

CIG retained Jordan, Edmiston Group, Inc. (‘‘JEGI’’) on April 25, 2007 to prepare a written Valuation Report of the Company based on information provided by CIG or the Purchaser and information derived from internal JEGI data bases. JEGI has over 20 years experience providing investment banking services to the media and information industries. JEGI was selected because of this expertise. The valuation report is as of September 5, 2007 (the ‘‘Valuation Report’’) and has not been updated for subsequent events. The report incorporated several valuation techniques, including: an analysis of public companies comparable to Navtech; an analysis of transactions involving companies that are comparable to Navtech; and a discounted cash flow analysis. JEGI found that a discounted cash flow analysis of Navtech yielded the most illustrative results and it concluded that the value of each Share of Navtech was $1.76. However, JEGI did not, and was not asked to, opine on the fairness of the Offer Price or any other transaction to the shareholders of Navtech.

JEGI was engaged as an advisor to the Purchaser and its affiliates and not as an advisor to or agent of any other shareholder of the Company. JEGI was asked to make a valuation of the Shares. JEGI was not asked to consider, and its report does not address, the non-financial terms of this Offer or the terms of any of the related agreements to be entered into by the parties. JEGI was not requested to, and did not, initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Offer or any alternatives to the Offer, negotiate the terms of the Offer, or advise CIG or any other party with respect to the form of the transaction, the underlying business decision to the effect the Merger, or alternatives to the Offer. JEGI expressed no opinion or recommendation as to how the shareholders of Navtech should act with respect to the Offer.

In conducting the analysis and rendering its Valuation Report, JEGI considered: the nature and history of Navtech; the outlook of the economy and the airline industry; the financial condition of

Navtech; the earnings capacity of Navtech; comparison with publicly filed software and information company transactions that have been announced or finalized over the past 3 years.

For purposes of rendering its opinion, JEGI:

•	reviewed certain publicly available financial statements and other business and financial information of the Company;

•	reviewed financial statements and other information provided by the shareholders and management of the Company;

•	reviewed the reported prices and trading activity for the Shares;

•	compared the financial performance of the Company and the prices and trading activity of the Shares with that of certain other publicly traded companies that JEGI believes are generally comparable to the Company;

•	reviewed the financial terms, to the extent publicly available, of certain acquisition transactions involving companies in lines of business that JEGI believes are generally comparable to the Company;

•	reviewed the draft Offer to Purchase dated October 3, 2007 and certain related documents; and

•	considered such other factors and performed such other analyses as JEGI deemed appropriate.

JEGI also had discussions with certain officers and employees of the Company to discuss its business and prospects and considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which JEGI deemed relevant to the preparation of its Valuation Report. The Valuation Report specifically states that the opinion is based on the assumption that the financial information provided by Navtech is accurate. Moreover, the opinions upon which JEGI based its valuation are time sensitive and include interpretations of marketplace activity that existed and could be evaluated as of the date of the report and that may or may not be accurate. JEGI further noted that although subsequent developments may affect valuation, JEGI had no obligation to update, revise or reaffirm the Valuation Report.

Key Assumptions and Findings.    The key assumptions underlying the Valuation Report findings are as follows:

•	the basis for this Valuation Report is an analysis of Navtech’s stock;

•	the financial information in the Valuation Report presents Navtech’s 2007 budget with a fully loaded cost structure;

•	the Company is not in default with respect to its debt covenants;

•	projections beyond 2007 are based on JEGI’s discussions with management and JEGI’s understanding of the Company’s growth opportunities; and

•	Navtech will achieve its forecasted 2007 revenues and EBITDA of $41.5 million and $3.9+ million, respectively.

JEGI noted that equity premia observed for public transactions closed or announced over the past three years for companies similar to Navtech, would suggest a share price premium range of 10% — 25% to the Company’s Share price of $1.90 at close of trading on August 30, 2007. These premia suggest a price range of $2.09 — $2.38 per Share which equates to an enterprise value range of $35.1 million to $36.4 million.

The Valuation Report states that the discounted cash flow (‘‘DCF’’) model adopted by JEGI (which incorporates assumptions underlying Navtech management’s 2007 forecasts) indicates that the enterprise value of Navtech is $33.7 million and the corresponding value per Share is $1.76, representing a 7.4% discount to the Share price of $1.90 at close of trading on August 30, 2007.

Comparisons with Selected Software and Information Company Transactions.    JEGI compared the proposed tender for Navtech Shares with mergers or acquisitions involving comparable public application software and data-driven businesses over the past 2 years. The comparable target companies chosen by JEGI included:

•	Alti SA;

•	Component Software Group ASA;

•	Cimnet Inc.;

•	Quovadx Inc.;

•	IBS AG;

•	Trace Group plc;

•	Castelle;

•	Aldata Solution Oyj;

•	Engenuity Technologies;

•	Netsmart Technologies;

•	European Aeronautical Group;

•	CAD IT SpA;

•	AD Opt Technologies; and

•	RP Data Ltd.

For each company, JEGI calculated the valuation, the EBITDA margin, the estimated share price premium and the transaction multiples of revenue and EBITDA.

Revenue and EBITDA Trends.    In relation to historical revenue and EBITDA trends, JEGI observed that for the 2003 — 2005 fiscal period, Navtech’s revenue and EBITDA grew at compound annual growth rates of 27% and 17%, respectively. The Valuation Report states that the acquisition of EAG in the 2006 financial year and the resulting inclusion of approximately 11 months of EAG-related sales and operating expenses makes it difficult to determine exact performance improvements from 2005/2006 to 2006/2007. It also notes that the acquisition of EAG in 2006 enabled the Company to substantially expand its revenue base while lowering operating expenses as a percent of sales. These improvements notwithstanding, Navtech’s forecasted 2007 operating expenses were expected to increase over the prior year, impeding EBITDA margin expansion.

JEGI’s Valuation Report states that the Company has revised downward its 2007 EBITDA forecast, calling into question whether aggressive bottom line growth can be achieved in the future. JEGI nevertheless for the purpose of this analysis projected that Navtech revenue would grow at a 7.5% compound annual growth rate over the 2008 — 2012 period, achieving 47% — 48% gross margins.

Discounted Cash Flow Valuation.    JEGI’s discounted cash flow (‘‘DCF’’) valuation of the Company indicated that the Company’s enterprise value is $33.7 million (see Table below). In making the DCF valuation, JEGI adopted the following assumptions and considerations:

•	Although prospects for geographic expansion seem attractive, management revised downwards its 2007 EBITDA forecast in May 2007, calling into question whether aggressive bottom line growth can be achieved in the future.

•	JEGI has conservatively assumed gradual EBITDA margin improvement from budgeted 9.5% in 2007 to 10% in 2009, reaching 15.0% in 2012 and representing approximately $9.0 million in EBITDA for that year.

•	For 2007, management of the Company will make an estimated $2.4 million in leasehold improvements, systems hardware investments and project-related capital expenditures for flight planning product upgrades, a unifying charting system, and several other initiatives.

•	JEGI’s capex projections assume that:

•	2007 capital expenditures will total approximately $2.4 million;

•	excluding the 2007 cash impact of 2006-related leasehold improvements, normalized 2007 capital expenditures were approximately $1.5 million; and

•	using normalized 2007 capital expenditures as a basis for future capital investments, average annual capital expenditure through and following 2012 will be approximately 3.1% of sales;

•	JEGI’s model assumes a simplified net working capital equation factoring in only the receivables, prepaid expenses, payables and accrued liabilities (as provided in Company management’s 2007 budget).

•	EAG-related intangibles will continue to be amortized over the next 5 years, with average annual amortization expenses of approximately $1,000,000.

•	A terminal value is calculated using a perpetuity with growth formula based on a conservative 3.56% revenue growth rate following 2012 (i.e., revenue growth equal to the rate of inflation).

•	Based on the survey of other application software and workflow data tool companies described in ‘‘Comparisons with Selected Software and Information Company Transactions’’ above, JEGI assessed a weighted average cost of capital for Navtech of 13.2%.

Based on these assumptions, JEGI’s DCF valuation yields an enterprise valuation of the Company of $33.7 million. This implies enterprise value to 2007F Revenue and EBITDA multiples of 0.8x and 8.6x, respectively.

Navtech Inc.
Discounted Cash Flow Model (000s)

Fiscal Year End Oct 31 ($ in 000)	2007 Forecasted	2008 Projected	2009 Projected	2010 Projected	2011 Projected	2012 Projected	‘08 – ‘12 CAGR
Navtech Revenue	41,504	44,804	48,612	52,987	56,961	59,809	7.5%
Annual Revenue Growth Rate	7.7%	8.0%	8.5%	9.0%	7.5%	5.0%
Navtech Gross Profit	19,538	21,506	23,334	25,964	28,481	29,905
Gross Profit Margin	47.1%	48.0%	48.0%	49.0%	50.0%	50.0%
Total Navtech Adj. EBITDA	3,927	3,922	4,861	6,623	7,975	8,971	23.0%
EBITDA Margin	9.5%	8.8%	10.0%	12.5%	14.0%	15.0%
Projected Depreciation & Amortization	(2,751)	(1,468)	(1,656)	(1,854)	(2,059)	(2,271)
Projected Taxable Operating Profit	1,175	2,454	3,205	4,770	5,915	6,700	28.5%
Assumed Tax Rate	33%	33%	33%	33%	33%	33%
Net Operating Profit After Tax	787	1,644	2,147	3,196	3,963	4,489
Est. Cash Earnings	3,539	3,112	3,804	5,049	6,023	6,760
Investments in Net Working Cap	(1,625)	(429)	(495)	(569)	(517)	(370)
Capital Expenditures	(2,380)	(1,484)	(1,551)	(1,627)	(1,697)	(1,747)
Navtech Proj. Free Cash Flow	(466)	1,199	1,758	2,853	3,809	4,643	40.3%
FCF Growth		NM	46.6%	62.3%	33.5%	21.9%

Cost of Capital	13.2%	Terminal Value Calculation
PV FCF Through 2012	8,752	Terminal Value 2012 dollars	46,325
Plus: PV Terminal Value	24,930	Terminal Value 2007 dollars	24,930
Enterprise Value	$33,682

Other Valuation Considerations Used by JEGI.    In making its valuation, JEGI also gave consideration to the following:

•	The high concentration of Navtech Share ownership and thin trading of the Shares.

•	Few companies provide a true comparator for Navtech, as many of the companies referred to in ‘‘Comparisons with Selected Software and Information Company Transactions’’ above are application software providers only and not companies with both data and software services components.

•	Excluding revenues from EAG, Navtech’s base business exhibited flat growth trends for the 2005 and 2006 financial years.

•	It is too early to judge the impact of the EAG acquisition and its impact on the Company’s long term revenue and cash flow growth rates.

•	Navtech faces a significantly larger and well-capitalized competitor in Jeppesen, a company owned by Boeing.

•	Barriers to entry in Navtech’s market may weaken in future because of the increasing pervasiveness of digitized information in most business sectors.

•	JEGI assumed a 33% combined statutory tax rate reflecting the average tax rate of the jurisdictions in which the Company currently operates.

JEGI received a fee of $50,000 in connection with the preparation of the Valuation Report, with $25,000 paid upon delivery of the Valuation Report. CIG also agreed to pay JEGI for out-of-pocket expenses incurred and billed to it within 45 days after delivery of the Valuation Report. CIG also agreed to indemnify JEGI for any liability arising from the report.

THE OFFER

1.    TERMS OF THE OFFER; EXPIRATION DATE.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4 — ‘‘The Offer — Withdrawal Rights.’’ The term ‘‘Expiration Date’’ means 5:00 p.m., New York City time, on Tuesday, November 6, 2007 (20 business days from the date of commencement of the Offer), unless the Purchaser extends the period during which the Offer is open, in which event the term ‘‘Expiration Date’’ means the latest time and date at which the Offer, as so extended, expires.

The Purchaser may elect to extend the Offer if (i) the Minimum Tender Condition has not been satisfied or (ii) all of the tender offer conditions are satisfied or (except with respect to the Minimum Tender Condition) waived and Shares have been accepted for payment, but the number of Shares acquired by the Purchaser (together with other Shares owned of record by the Purchaser or its affiliates) is less than 90% of the number of Shares then outstanding. In such circumstances, the Offer will be extended for a period or periods (all extensions effected pursuant hereto will be effected as a ‘‘subsequent offering period’’ (a ‘‘Subsequent Offering Period’’) in accordance with Rule 14d-11 of the U.S. Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’)), provided that the aggregate of the Subsequent Offering Period (including extensions thereof) is no less than 3 business days and no more than 20 business days.

The Offer is conditioned upon, among other things, the Minimum Tender Condition. See ‘‘Introduction’’, for a description of the Minimum Tender Condition. The Minimum Tender Condition is not waivable. The Offer is also conditioned upon certain other conditions such as the absence of any material change at Navtech, absence of pending legal proceedings relating to or otherwise affecting this Offer, absence of any other legal impediments to the Offer and the Merger, and other customary conditions set forth in this Offer to Purchase. See Section 12 — ‘‘The Offer — Certain Conditions to the Offer,’’ which sets forth in full the conditions to the Offer. The Offer is not conditioned on the availability of financing.

During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time until December 7, 2007 (except during any Subsequent Offering Period). If the initial offering period has expired and the Purchaser initiates a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered the Shares. If Share certificates evidencing Shares (the ‘‘Share Certificates’’) to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of the Share Certificates, the serial numbers shown on the Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 — ‘‘The Offer — Procedures for Accepting the Offer and Tendering Shares’’), unless the Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — ‘‘The Offer — Procedures for Accepting the Offer and Tendering Shares’’ below, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in Section 2 — ‘‘The Offer — Acceptance for Payment and Payment’’) to be credited with the withdrawn Shares. All questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties.

Subject to the applicable rules and regulations of the U.S. Securities and Exchange Commission (the ‘‘SEC’’), the Purchaser reserves the right (x) to increase the price per Share payable in the Offer and (y) to waive any condition to the Offer, other than the Minimum Tender Condition. The Purchaser may modify the terms of the Offer, subject to compliance with the Exchange Act and other applicable laws.

The rights reserved by the Purchaser by the preceding paragraph are in addition to the Purchaser’s rights pursuant to Section 12 — ‘‘The Offer — Certain Conditions to the Offer.’’ Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement if required. This announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of those changes), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to a national news service.

If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described under Section 4 — ‘‘The Offer — Withdrawal Rights.’’ However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of the bidder’s offer.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (other than the Minimum Tender Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality, of the change. The staff of the SEC has stated that an offer should remain open for a minimum of 5 business days from the date the material change is first published, sent or given to stockholders and, if a material change is made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of this increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of the tenth business day. As used in this Offer to Purchase, ‘‘business day’’ means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Upon the commencement of the Offer, the Purchaser will request Navtech to provide the Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer and other offering material to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Navtech’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The Purchaser reserves the right to transfer or assign to one or more of the Purchaser’s affiliates, in whole or in part, the right to purchase all or any portion of the Shares tendered in the Offer, but any transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

2.    ACCEPTANCE FOR PAYMENT AND PAYMENT.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment) and the satisfaction or (other than with respect to the Minimum Tender Condition) waiver of all the conditions to the Offer set forth in Section 12 — ‘‘The Offer — Certain Conditions to the Offer,’’ the Purchaser will accept for payment, and promptly following the Expiration Date will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn prior to the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 13 — ‘‘The Offer — Certain Legal Matters; Required Regulatory Approvals.’’ If there is a Subsequent Offering Period, the Purchaser will accept for payment, and promptly pay, for all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1 — ‘‘The Offer — Terms of the Offer; Expiration Date.’’

In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates or confirmation of a book-entry transfer of the Shares (a ‘‘Book-Entry Confirmation’’) into the Depositary’s account at Cede & Co (the ‘‘Book-Entry Transfer Facility’’) pursuant to the procedures set forth in Section 3 — ‘‘The Offer — Procedures for Accepting the Offer and Tendering Shares’’; (ii) the Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The term ‘‘Agent’s Message’’ means a message, transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of this Book-Entry Confirmation, that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce this agreement against the participant.

For purposes of the Offer (including during any Subsequent Offering Period), the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting the payments to tendering stockholders whose Shares have been accepted for payment. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and these Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described under Section 4 — ‘‘The Offer — Withdrawal Rights’’ and as otherwise required by Rule 14e-1(c) under the Exchange Act.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 — ‘‘The Offer — Procedures for Accepting the Offer and Tendering Shares,’’ these Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3.    PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

Valid Tenders.    In order for a stockholder validly to tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Shares must be received by the Depositary at this address or (B) the Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below under ‘‘Guaranteed Delivery.’’

Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer those Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 — ‘‘The Offer — Procedures for Accepting the Offer and Tendering Shares,’’ includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered, unless the holder has completed either the box entitled ‘‘Special Delivery Instructions’’ or the box entitled ‘‘Special Payment Instructions’’ on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other ‘‘eligible guarantor institution,’’ as that term is defined in Rule 17Ad-15 under the Exchange Act (each, an ‘‘Eligible Institution’’ and collectively ‘‘Eligible Institutions’’). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on the Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and the Share certificates evidencing the stockholder’s Shares are not immediately available or the stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or the stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, those Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

•	the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing the Shares or a Book-Entry Confirmation of a book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3 — ‘‘The Offer — Procedures for Accepting the Offer and Tendering Shares’’; (ii) the Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that the stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any notification.

Appointment.    By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as that stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of that stockholder’s rights with respect to the Shares tendered by that stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of those Shares. All powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, the Purchaser accepts for payment tendered Shares. Upon this appointment, all prior powers of attorney, proxies and consents given by a stockholder with respect to Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by that stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to the Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of Navtech’s stockholders, actions by written consent in lieu of any meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of the Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to the Shares and other related securities or rights, including voting at any meeting of stockholders.

Backup Withholding.    Under the ‘‘backup withholding’’ provisions of U.S. federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service (‘‘IRS’’) a portion of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the Offer Price for Shares purchased pursuant to the Offer, each stockholder must provide the Depositary with the stockholder’s correct taxpayer identification number (‘‘TIN’’) and certify that the stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain stockholders (including all corporations and certain foreign individuals and entities) may not be subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the stockholder and payment to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer who are U.S. persons (as defined for U.S. federal income tax purposes) should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Foreign stockholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary or downloaded from the IRS website) in order to avoid backup withholding. Those stockholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 8 of the Letter of Transmittal.

4.    WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 4 — ‘‘The Offer — Withdrawal Rights,’’ tenders of Shares made pursuant to the Offer are irrevocable. However, Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless already accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after November 6, 2007 (except during any Subsequent Offering Period).

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered the Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of the Share Certificates, the serial numbers shown on the Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — ‘‘The Offer — Procedures for Accepting the Offer and Tendering Shares,’’ any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 — ‘‘The Offer — Procedures for Accepting the Offer and Tendering Shares’’ at any time prior to the Expiration Date or during any Subsequent Offering Period.

During any Subsequent Offering Period (i) no withdrawal rights will apply to Shares tendered during the Subsequent Offering Period and (ii) no withdrawal rights will apply to Shares that were previously tendered in the Offer and accepted for payment. See Section 1 — ‘‘The Offer — Terms of the Offer; Expiration Date.’’

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any notification.

5.    PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES.

According to its Form 10-QSB for the quarter ended July 31, 2007, the Company has 4,380,325 outstanding Shares. The Shares are included on the Over the Counter Bulletin Board (the ‘‘OTCBB’’) service under the symbol ‘‘NAVH.’’ The following table sets forth, for the periods indicated, the high and low sale prices per Share for the periods indicated. Share prices are as reported on OTCBB based on published financial sources:

	High	Low
Year Ended December 31, 2005:
First Quarter	$2.55	$1.28
Second Quarter	$5.50	$1.96
Third Quarter	$3.25	$2.20
Fourth Quarter	$3.25	$1.80
Year Ended December 31, 2006:
First Quarter	$3.90	$1.99
Second Quarter	$4.00	$3.00
Third Quarter	$3.25	$2.60
Fourth Quarter	$3.25	$2.90
Year Ended December 31, 2007:
First Quarter	$3.15	$2.30
Second Quarter	$3.15	$2.30
Third Quarter	$3.90	$1.25

On September 12, 2007, the last full trading day prior to the filing of the Company’s Form 10-QSB for the quarter ending July 31, 2007, the closing price per Share as reported on the OTCBB was $1.60 per Share. On October 8, 2007, the last full trading day prior to the commencement of the Offer, the closing price per share on the OTCBB was $1.82 per Share.

Stockholders are urged to obtain a current market quotation for the Shares.

According to the Form 10-KSBs filed by the Company for the financial years ending October 31, 2005 and October 31, 2006, the Company did not pay any cash dividends on the Shares.

6.	EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; MARGIN REGULATION; EXCHANGE ACT REGISTRATION.

Liquidity.    If only a portion of the outstanding Shares are tendered in response to the Offer, the purchase of Shares under the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which would adversely affect the liquidity and market value of the remaining Shares held by the public.

Exchange Act Registration and Deregistration.    The Shares are currently registered under the Exchange Act. This registration may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The Purchaser intends to require that the Company terminate registration of the Shares under the Exchange Act if the requirements for termination are met. Deregistration would release the Company from certain filing and other requirements imposed on public companies.

Margin Regulations.    The Shares are currently ‘‘margin securities’’ under the regulations of the Board of Governors of the Federal Reserve System (the ‘‘Federal Reserve Board’’), which has the effect of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares may no longer constitute ‘‘margin securities’’ for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares could no longer be used as collateral for loans made by brokers.

7.    CERTAIN INFORMATION CONCERNING THE COMPANY.

General.    Navtech was originally incorporated in the State of New York in 1981 and then reincorporated in the State of Delaware in 1987. Navtech Systems Support Inc. (‘‘Navtech-Canada’’), a wholly-owned subsidiary of Navtech, was incorporated in the Province of Ontario in 1987. Navtech (UK) Limited (‘‘Navtech-UK’’), a wholly-owned subsidiary of Navtech-Canada, was incorporated in the United Kingdom in 1994. Navtech, LLC, a wholly-owned subsidiary of Navtech-Canada, was formed in the State of Delaware in 2005. Navtech (Sweden) AB, a wholly-owned subsidiary of Navtech-Canada, was incorporated in Sweden in 2005. European Aeronautical Group AB (‘‘EAG’’), a wholly-owned subsidiary of Navtech (Sweden) AB, was incorporated in Sweden in 1986. European Aeronautical Group (UK) Limited (‘‘EAG UK’’), a wholly-owned subsidiary of EAG, was incorporated in the United Kingdom in 2002.

Navtech’s principal executive offices are located at Suite 200, 295 Hagey Blvd., Waterloo, Ontario, Canada, N2L 6R5. The Company maintains a website at www.navtechinc.com. Navtech develops and markets support flight operations management systems for the commercial aviation industry. Its systems are designed to assist commercial passenger and cargo air carriers in the management of their daily flight operations.

Available Information.    The Shares are registered under the Exchange Act. Accordingly, Navtech is subject to the information reporting requirements of the Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters.

The Company is up to date with all of its required filings with the SEC. The reports (including audited financial statements for the years ending October 31, 2005 and October 31, 2006), proxy statements and other information filed by Navtech with the SEC can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Navtech’s filings are also available to the public on the SEC’s internet site (www.sec.gov). Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

We retained Jordan, Edmiston Group, Inc. (‘‘JEGI’’) in order to provide a valuation report of Navtech (the ‘‘Valuation Report’’) based on publicly available information and other information provided by the Purchaser and its affiliates about Navtech. This information is included in this Offer to Purchase only because it could be viewed as material. The inclusion of this information in the Offer to Purchase should not be regarded as an indication that NV Holdings or any of its affiliates, directors, officers, partners or representatives has made or makes any representation to any person regarding the accuracy or reliability of this information. In addition, the inclusion of this information in the Offer to Purchase should not be regarded as an indication that NV Holdings or any of its respective affiliates or any other person undertakes any obligation to update or otherwise revise or reconcile this information to reflect circumstances after the date this information was generated or to reflect the occurrence of future events that may result in this information or the assumptions underlying this information to be in error.

8.    CERTAIN INFORMATION CONCERNING THE PURCHASER AND ITS AFFILIATES.

Purchaser.    The Purchaser is a newly formed corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The Purchaser was incorporated under the laws of Delaware in October 2007. The principal offices of the Purchaser are located at the principal executive offices of Cambridge Information Group II LLC and its telephone numbers are those of Cambridge Information Group II LLC (which information is set forth below). The Purchaser is a jointly owned subsidiary of CIG, Externalis and ABRY.

The Sponsors have committed to contribute to NV Holdings all of the Shares and Preferred Shares of Navtech owned by them and ABRY has committed to contribute its warrants over Shares if, after giving effect to the Offer and such contribution, NV Holdings would hold at least 90% of the outstanding Shares of Navtech. The Sponsors currently beneficially hold 4,681,645 Shares in the Company.

CIG.    The CIG group is a privately owned group of information services and publishing companies and educational institutions located around the world. CIG companies own a significant interest in ProQuest, R.R. Bowker, RefWorks, and CIG Education Group, owner of Sotheby’s Institute of Art and Bach to Rock (B2R). CIG is also the largest shareholder of Navtech. CIG is comprised of two different affiliated companies: Cambridge Information Group, Inc. and Cambridge Information Group II LLC:

•	Cambridge Information Group II LLC is a Maryland limited liability company. The company’s principal executive office is located at 7200 Wisconsin Avenue, Suite 601, Bethesda, Maryland 20814, USA, and its telephone number is +1 301-961-6700. Cambridge Information Group II LLC beneficially owns 2,708,858 of the Company’s Shares (including 2,400,000 Shares issuable upon conversion of the Series A Preferred Stock and 75,000 Shares issuable upon exercise of warrants).

•	Robert N. Snyder, a natural person with a business address at 7200 Wisconsin Avenue, Suite 601, Bethesda, Maryland 20814. Mr. Snyder’s principal occupation is Chairman of Cambridge Information Group, Inc. and Cambridge Information Group II LLC and he is a citizen of the United States of America. Mr. Snyder beneficially owns 190,000 of the Company’s Shares (including 40,000 Shares owned by Wyoming Investments Limited Partnership, of which he is the General Partner).

•	Andrew M. Snyder, a natural person with a business address at 570 Lexington Avenue, 6th Floor, New York, New York 10022. Mr. Snyder’s principal occupation is President of Cambridge Information Group, Inc. and Cambridge Information Group II LLC and he is a citizen of the United States of America. Mr. Snyder beneficially owns 2,801,174 of the Company’s Shares (consisting of 1,526,174 Shares, 1,200,000 Shares issuable upon conversion of the Series A Preferred Stock and 75,000 Shares issuable upon exercise of warrants owned by Cambridge Information Group II LLC, of which he is a 50% owner).

•	Jill Snyder Granader, a natural person with a business address at 7200 Wisconsin Avenue, Suite 601, Bethesda, Maryland. Ms. Granader’s principal occupation is Principal of Cambridge Information Group, Inc. and Cambridge Information Group II LLC and she is a citizen of the United States of America. Ms. Granader beneficially owns 2,708,858 Shares (consisting of 1,433,858 Shares, 1,200,000 Shares issuable upon conversion of the Series A Preferred Stock and 75,000 Shares issuable upon exercise of warrants owned by Cambridge Information Group II LLC, of which she is a 50% owner).

Externalis.    Externalis S.A. (formerly known as Finextern S.A.) is a company formed under the laws of Belgium. Externalis is involved in the business of investment management. The principal place of business and principal office of Externalis and for each of its directors and executive officers is 38 Avenue des Klauwaerts, 1050 Brussels, Belgium. Externalis beneficially owns 1,268,670 of the Company’s Shares (includes (i) 400,000 Shares issuable upon conversion of the Series A Preferred Stock and (ii) 25,000 Shares issuable upon exercise of the warrants).

•	Alain Mallart, a natural person with a business address at 38 Avenue des Klauwaerts, 1050 Brussels, Belgium. Mr. Mallart’s principal occupation is President of Externalis and he is a citizen of France. Mr. Mallart beneficially owns 1,268,670 Shares (consisting of Shares owned by Externalis S.A., of which Mr. Mallart is the controlling shareholder, which includes (i) 400,000 Shares issuable upon conversion of the Series A Preferred Stock and (ii) 25,000 Shares issuable upon exercise of the warrants).

ABRY.    ABRY Mezzanine Partners, L.P., a Delaware limited partnership, and ABRY Investment Partnership, L.P., a Delaware limited partnership, are managed and controlled by ABRY Partners LLC, a media-focused private equity investment firm based in North America, and its affiliates.

•	The principal place of business of ABRY Mezzanine Partners, L.P. is 111 Huntington Avenue, Boston, MA 02199. ABRY Mezzanine Partners, L.P. beneficially owns 66,667 of the Company’s Shares plus 353,749 Shares issuable upon the exercise of warrants held by ABRY Mezzanine Partners, L.P. The general partner of ABRY Mezzanine Partners, L.P. is ABRY Mezzanine Investors, L.P. ABRY Mezzanine Investors, L.P.’s general partner is ABRY Mezzanine Holdings LLC.

•	ABRY Investment Partnership, L.P. beneficially owns 0 Shares of the Company and 1,385 Shares issuable upon the exercise of warrants held by ABRY Investments Partnership, L.P. The principal place of business of ABRY Investment Partnership, L.P. is 111 Huntington Avenue, Boston, MA 02199.

Neither the Purchaser, CIG, Externalis nor ABRY is subject to the informational filing requirements of the Exchange Act, and, accordingly, none of them files reports or other information with the SEC relating to its business, financial condition and other matters.

The name, business address and telephone number, citizenship, present principal occupation and employment history of each of the directors and executive officers, or, as applicable, general partner or managing members, of the Purchaser, CIG, Externalis and ABRY are listed in Schedule I to this Offer to Purchase.

Except as set forth elsewhere in this Offer to Purchase (including Schedule I), (i) neither the Purchaser nor, to the knowledge of the Purchaser, any of the persons listed in Schedule I or any associate or majority owned subsidiary of CIG, Externalis or ABRY or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company and (ii) neither the Purchaser nor, to the knowledge of the Purchaser, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries, has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days.

Except as set forth in this Offer to Purchase, (i) none of the Purchaser, CIG, Externalis nor ABRY or, to the knowledge of the Purchaser, CIG, Externalis or ABRY or any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company and (ii) during the 2 years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between CIG, Externalis or ABRY, or the Purchaser or, to the knowledge of CIG, Externalis or ABRY or the Purchaser, any of the persons listed in Schedule I, on the one hand, and the Company or any of its executive officer, directors and/or affiliates, on the other hand.

Except as set forth in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between CIG, Externalis or ABRY, or the Purchaser or, to the knowledge of CIG, Externalis or ABRY or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

None of CIG, Externalis, ABRY or the Purchaser or the persons listed in Schedule I has, during the past 5 years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of CIG, Externalis, ABRY or the Purchaser or the persons listed in Schedule I has, during the past 5 years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9.    BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

Transactions.    The following is a summary of significant transactions between the Purchaser or the Purchaser’s affiliates and the Company during the past two years.

Series A Preferred Stock.    On November 22, 2005, the Company entered into a Series A Convertible Participating Preferred Stock and Warrant Purchase Agreement (the ‘‘Series A Purchase Agreement’’) between the Company, Cambridge Information Group, Inc. (‘‘Cambridge’’) and Externalis S.A. (‘‘Externalis,’’ and together with Cambridge, the ‘‘Investors’’) whereby the Investors purchased 1,600,000 shares of Navtech’s Series A Preferred Stock (1,200,000 by Cambridge and 400,000 by Externalis) and warrants (the ‘‘Warrants’’) evidencing the right to acquire an aggregate of 100,000 Shares (75,000 by Cambridge and 25,000 by Externalis), for an aggregate purchase price of $4,000,000 (the ‘‘Preferred Stock Offering’’). Pursuant to the terms of the Series A Purchase Agreement, Navtech granted to the Investors preemptive rights in connection with issuances by Navtech of certain of its shares of capital stock that in any way rank senior to the Series A Preferred Stock. The proceeds received by Navtech in connection with the Preferred Stock Offering were used to consummate the acquisition of EAG.

The Series A Preferred Stock is senior in rights, preferences and privileges to the Shares and has the following material terms:

•	Dividends. The holders (each a ‘‘Holder’’ and, collectively, the ‘‘Holders’’) of the Series A Preferred Stock are entitled to receive, if and when declared by our Board of Directors and paid by Navtech, in preference to the holders of the Shares and Navtech’s other capital stock ranking junior to the Series A Preferred Stock as to the payment of dividends, annual dividends at the rate per annum of $0.125 per share. Such dividends accrue on a daily basis, whether or not earned or declared, and are to be compounded annually (to the extent such accruing dividends remain unpaid) on each anniversary of the issuance of the Series A Preferred Stock. In addition to the dividend described above, the Holders are entitled to participate ratably on any dividends paid with respect to the Shares. In the case of any such dividend, each Holder shall be entitled to receive an amount as of the record date for such dividend that would be payable on the largest number of whole Shares into which such shares of Series A Preferred Stock held by such Holder could be converted pursuant to the terms of the applicable certificate of designation. Subsequent to the 2006 fiscal year-end, Navtech declared and paid a dividend of $200,000 on the Series A Preferred Stock.

•	Convertibility. The Series A Preferred Stock is convertible at the option of the Holder, at any time after the date of issuance and without payment of additional consideration, into that number of Shares as is determined by dividing the Series A Liquidation Preference (as defined below) per share of Series A Preferred Stock by the Series A Conversion Price (as defined below), in each case as in effect at the time of conversion. The ‘‘Series A Conversion Price’’ at which Shares shall be deliverable upon conversion of Series A Preferred Stock was initially $2.50 per share. The ‘‘Series A Liquidation Preference’’ was $2.50 per share of Series A Preferred Stock (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event affecting such shares), plus all accrued but unpaid dividends on the Series A Preferred Stock. Such initial Series A Conversion Price shall be subject to anti-dilution adjustment (in order to adjust the number of Shares into which the Series A Preferred Stock is convertible) as provided in the applicable certificate of designation. At its option, Navtech may elect to convert not less than all of the outstanding shares of Series A Preferred Stock at the then-effective Series A Liquidation Preference (i) at any time on or after November 22, 2006, if the 30-trading day trailing average of the common stock (as reported on Yahoo! Finance (http://finance.yahoo.com)) exceeds 250% of the then-effective conversion price (the ‘‘Trigger Date,’’ and each a ‘‘Trigger Date’’), provided that Navtech must exercise such conversion right within 60 days after the applicable Trigger Date, or (ii) upon the closing of an underwritten, firm commitment public offering pursuant to an effective registration statement under the Securities Act of 1933, in which the price to the public per share of common stock exceeds 200% of the then-effective Series A Conversion Price.

•	Voting Rights. Subject to certain limitations, the Holders are entitled to vote with the holders of common stock, voting together as one class, on all matters submitted to a vote of the holders of common stock, and each share of Series A Preferred Stock is entitled to a number of votes equal to the number of Shares into which each such share is convertible as of the record date for the applicable vote. In addition, Navtech may not, without the consent of the Holders of a majority of the shares of the Series A Preferred Stock then outstanding, take certain actions, including, without limitation, (i) create a new class or series of capital stock that is, with respect to the payment of dividends or upon liquidation, senior to or pari passu with the Series A Preferred Stock, (ii) alter, amend or repeal the rights, preferences and privileges of the Series A Preferred Stock or (iii) amend, alter or repeal any provision of the certificate of designation governing the Series A Preferred Stock.

•	Liquidation. Upon the liquidation, dissolution, change of control or winding-up of Navtech, the Holders will be entitled to receive an amount equal to the greater of (i) $2.50 per share of Series A Preferred Stock (subject to anti-dilution adjustments) plus accrued and unpaid dividends or (ii) the amount that they would have received if they had converted their shares of Series A Preferred Stock into Shares on the day prior to the liquidation, dissolution, change of control or winding-up.

CIG/Externalis Warrants.    The Warrants have an exercise price of $3.00 (subject to adjustment as set forth in the Warrants), are exercisable at any time from the date of issuance until the tenth anniversary of the date of issuance and have weighted average anti-dilution protection provisions as set forth in the Warrants.

Registration Rights Agreement.    In connection with the Series A Purchase Agreement, Navtech entered into a registration rights agreement dated November 22, 2005 with, among others, the Investors (the ‘‘Registration Rights Agreement’’). The Registration Rights Agreement obligated Navtech to file a registration statement covering, among other shares, (i) the Shares issuable upon conversion of the Series A Preferred Stock, (ii) the Shares issuable upon the exercise of the Warrants and (iii) any Shares previously held by the Investors or acquired after the date of the Registration Rights Agreement by the Investors. Pursuant to the terms of the Registration Rights Agreement, the Investors are entitled to two demand registration rights and unlimited piggy-back registration rights. A copy of the Registration Rights Agreement was filed as Exhibit 10(J) to Company’s Form 10-KSB for the year ended October 31, 2005 and is incorporated herein in full.

Letter Agreement.    In connection with the Series A Purchase Agreement, Navtech entered into a letter agreement dated November 22, 2005 with Cambridge (the ‘‘Letter Agreement’’), whereby Navtech granted Cambridge the right to designate two members to serve on its Board of Directors so long as Cambridge holds 22% of Navtech’s Shares on a fully-diluted and as-converted basis. The Letter Agreement further provides that Cambridge shall have the right to designate one member to serve on Navtech’s Board of Directors so long as Cambridge holds 10% of Navtech’s Shares on a fully-diluted and as-converted basis. Subject to the requirements of applicable law and any other rules or regulations that apply to us, the persons designated by Cambridge to serve as directors pursuant to the terms of the Letter Agreement are also entitled to serve on all committees of the Board of Directors established by the Board. Effective upon the closing of the Preferred Stock Offering and pursuant to and in accordance with the terms of the Letter Agreement, Andrew M. Snyder, a designee of Cambridge, was appointed to fill one existing vacancy on the Company’s Board of Directors by the sitting members of the Board.

ABRY Notes and Warrants.    On November 22, 2005, Navtech-Canada, a wholly owned subsidiary of the Company, and ABRY entered into a Note Purchase Agreement (the ‘‘2005 Note Purchase Agreement’’) whereby Navtech-Canada agreed to sell to ABRY (i) an aggregate amount of $6,000,000 of its 9.0% Senior Subordinated Notes due 2011 (the ‘‘Tranche A Notes’’) and (ii) an aggregate amount of $15,000,000 of its 12.5% Senior Subordinated Notes due 2011 (the ‘‘Tranche B Notes,’’ and collectively with the Tranche A Notes, the ‘‘Notes’’). The issuance and sale by Navtech-Canada of the Notes shall be known in this Offer as the ‘‘Private Placement.’’ Navtech-Canada shall be required to redeem the Notes on November 22, 2011. The Tranche A Notes are subject to optional redemption by the Company in whole or in part at any time prior to November 22, 2007 (as more fully described in Section 7B of the 2005 Note Purchase Agreement) and the Tranche B Notes are subject to optional redemption by the Company in whole (not in part) at any time on or after November 22, 2007 with premium (as more fully described in Section 7B of the 2005 Note Purchase Agreement). The Notes are also subject to optional redemption by the Company upon a Change of Control (as defined in the 2005 Note Purchase Agreement and as more fully described in Section 7C of the 2005 Note Purchase Agreement). The proceeds received by Navtech-Canada in connection with the Private Placement were used to consummate the EAG Acquisition.

In connection with the 2005 Note Purchase Agreement, the Company entered into a Parent Guaranty with ABRY Mezzanine Partners, L.P., individually and as agent for the other obligees named therein, dated November 22, 2005 (the ‘‘Parent Guaranty’’), whereby the Company agreed to guaranty Navtech-Canada’s obligations to ABRY under the 2005 Note Purchase Agreement. In addition the Company’s subsidiaries entered into a Subsidiary Guaranty dated November 22, 2005 in favor of ABRY (the ‘‘Subsidiary Guaranty’’). As a result, the Company and its subsidiaries may become directly liable for Navtech-Canada’s obligations under the Notes upon the occurrence of an event of default by Navtech-Canada under the 2005 Note Purchase Agreement.

In connection with the Private Placement, the Company and ABRY entered into a Warrant Agreement dated November 22, 2005 (the ‘‘Warrant Agreement’’), whereby the Company issued to ABRY warrants to purchase an aggregate of 312,176 of the Company’s Shares (the ‘‘ABRY Warrants’’). The ABRY Warrants have an exercise price of $0.01 (subject to adjustment as set forth in the Warrants), are exercisable at any time from the date of issuance until the tenth anniversary of the date of issuance and have weighted average anti-dilution protection provisions as set forth in the ABRY Warrants. Pursuant to the terms of the Warrant Agreement, the Company granted preemptive rights to the holders of the Shares underlying the ABRY Warrants with respect future issuances of equity securities by the Company. Moreover, so long as at least 50% of the Notes remain outstanding, the holders of majority of the Notes then outstanding shall be entitled to designate one member to serve on the Company’s Board of Directors. Pursuant to Section 8 of the 2005 Note Purchase Agreement, the holders of the Warrants may require Navtech-Canada to purchase the ABRY Warrants and/or the Shares underlying the ABRY Warrants upon certain events of default under the 2005 Note Purchase Agreement or upon a Change of Control (as defined in Section 7C of the 2005 Note Purchase Agreement). The Shares underlying the ABRY Warrants are also entitled to certain registration rights as set forth in the Registration Rights Agreement.

The foregoing descriptions of the Series A Purchase Agreement, the Warrants, the ABRY Warrants, the Certificate of Designation, the Registration Rights Agreement, the Warrant Agreement, the Parent Guaranty, the 2005 Note Purchase Agreement and the Letter Agreement do not purport to be complete and are qualified in their entirety by reference to the Series A Purchase Agreement, the Warrants, the Certificate of Designation, the Registration Rights Agreement, the Warrant Agreement, the Parent Guaranty, the 2005 Note Purchase Agreement and the Letter Agreement, which are exhibits to the Form 10-KSB filed by the Company for the financial year ending October 31, 2006.

ABRY Purchase Agreement and Second Amendment to Note Purchase Agreement.    On August 28, 2007, Navtech-Canada, a wholly owned subsidiary of the Company, entered into a Purchase Agreement and Second Amendment to Note Purchase Agreement (the ‘‘Second Amendment’’) with ABRY Mezzanine Partners, L.P. (‘‘AMP’’) and ABRY Investment Partnership, L.P. (‘‘AIP’’ and together with AMP, the ‘‘Purchasers’’) whereby Navtech-Canada agreed to sell to AMP an aggregate amount of $2,100,000 of its 13.0% (Tranche B) Senior Subordinated Notes due 2011(the ‘‘Additional Notes’’). In addition, the Second Amendment contemplates that the Company could issue to AMP a further $1,900,000 of Additional Notes. The issuance and sale by Navtech-Canada of the Additional Notes shall be known in this report as the ‘‘Note Transaction.’’ The Additional Notes mature on November 22, 2011. The Additional Notes are subject to optional redemption by the Company at any time on or after November 22, 2008 with premium.

In connection with the Second Amendment, the Company and its subsidiaries entered into an Acknowledgement of Continuing Guaranty and Consent, dated August 28, 2007 (‘‘Additional Guarantee Acknowledgement’’), whereby the Company and its subsidiaries affirmed their obligations to guaranty Navtech-Canada’s obligations under the 2005 Note Purchase Agreement between Navtech-Canada and the Purchasers, as amended, including by the Second Amendment (i) with respect to the Company, under the Parent Guaranty, and (ii) with respect to the Company’s subsidiaries, under the Subsidiary Guaranty.

In connection with the Note Transaction and pursuant to the Second Amendment, the Company issued to AMP a warrant to purchase an aggregate of 42,958 Shares (the ‘‘Additional AMP Warrant’’). The Additional AMP Warrant has an exercise price of $0.01 (subject to adjustment as set forth in the Additional AMP Warrant), is exercisable at any time from the date of issuance until the tenth anniversary of the date of issuance and have weighted average anti-dilution protection provisions as set forth in the Additional AMP Warrant. Pursuant to Section 8 of the 2005 Note Purchase Agreement, the holder of the Additional AMP Warrant may require Navtech-Canada to purchase the Additional AMP Warrant and/or the Shares underlying the Additional AMP Warrant upon certain events of default under the Note Purchase Agreement or upon a change of control of Navtech. The Shares underlying the Additional AMP Warrant are also entitled to certain registration rights pursuant to and in accordance with the terms of the Registration Rights Agreement.

The foregoing descriptions of the Second Amendment, the Additional Notes, the Additional AMP Warrant and the Additional Guarantee Acknowledgement do not purport to be complete and are qualified in their entirety by reference to the Second Amendment, the Additional Notes, the Additional AMP Warrant and the Additional Guarantee Acknowledgement, which are exhibits to the Form 8-K dated August 28, 2007 filed by the Company.

Significant Corporate Events.    During the past two years, and in addition to the transactions outlined in the section entitled ‘‘Transactions’’ above, the Purchaser has engaged in the following negotiations with the Company or its affiliates in relation to mergers, consolidations, acquisitions, tender offers, election of directors, sales of a material amount of the Company’s assets:

In early 2006, CIG management began to consider whether the Company could be operated more effectively as a private company. A small work team was established to evaluate the Company’s strategic and financial position and to explore the possibility of acquiring all outstanding Shares not owned by CIG, Externalis or ABRY.

On May 18, 2006, representatives of CIG met in New York with representatives of ABRY and Externalis and Mr. David Strucke, the Chief Executive Officer of the Company. CIG proposed the idea of taking the Company private. Externalis indicated that it was not interested in this proposal at that time. Despite the lack of interest, CIG management prepared a memorandum shortly thereafter on the possible options for acquiring all of the outstanding Shares of the Company not currently held by CIG, ABRY and Externalis. CIG and Externalis continued to acquire Shares in the Company.

On April 11, 2007 representatives of CIG met with Externalis in London again to discuss the idea of taking the Company private. Management of CIG formed a small work team to evaluate the Company’s strategic and financial position and to further explore the possibility of acquiring all of the Shares not owned by CIG, ABRY and Externalis.

On April 16, 2007, there was a meeting between representatives of CIG, Fried, Frank, Harris, Shriver & Jacobson LLP (counsel to CIG), the Company and Choate, Hall & Stewart LLP (counsel to the Company). At this meeting Fried, Frank, Harris, Shriver & Jacobson LLP reviewed certain options for acquiring the Company Shares not already held by CIG, ABRY and Externalis. After this meeting, CIG engaged Jordan, Edmiston Group, Inc. (‘‘JEGI’’) to prepare a draft valuation report, and CIG and Externalis decided to continue to consider the possibility of acquiring the Shares of the Company not already owned by them.

On May 23, 2007, the Company presented certain financial information to its Board which indicated that the Company had missed its financial forecasts. The Company notified the Externalis, CIG and ABRY representatives on the Board of Directors that the Company would need an additional injection of capital and relief from its covenants under the 2005 ABRY Notes and Warrants. Based on this information, CIG and Externalis put on hold their investigation of how and whether to acquire the Shares not already owned by them.

On July 9, 2007, a meeting of the Company’s Board of Directors was held. At that meeting, the Company asked CIG and Externalis to provide additional equity and asked ABRY to provide additional debt. ABRY was also asked to give the Company some relief from its financial covenants under the 2005 Note Purchase Agreement and Warrant Agreement. To that end, on August 28, 2007, the Company and ABRY entered into the Note Transaction, pursuant to which ABRY obtained a warrant evidencing the right to purchase 42,958 Shares, as described in the section entitled ‘‘ABRY Purchase Agreement and Second Amendment to Note Purchase Agreement’’ above.

On August 28, 2007, a representative of Externalis contacted representatives of ABRY and CIG to confirm that Externalis was prepared to consider and explore again the possibility of acquiring all of the Shares of Navtech not currently owned by Externalis, ABRY or CIG. The representatives of ABRY and CIG responded that ABRY and CIG were also prepared to consider and explore this possibility. At this point, CIG instructed JEGI to revise its Valuation Report based on the Company’s new liquidity needs and missed forecasts.

On October 3, 2007, NV Holdings, a Delaware corporation, was formed by CIG, Externalis and ABRY for the purposes of acquiring all of the Shares of Navtech not currently owned by NV Holdings or the Sponsors and their affiliates and consummating the Offer. NV Holdings has not conducted any activities to date other than activities incidental to its formation. NV Holdings was formed in Delaware in October, 2007 and is owned and controlled by CIG, Externalis and ABRY in the following proportions:

•	CIG	63.89% ownership interest in NV Holdings

•	Externalis	27.1% ownership interest in NV Holdings

•	ABRY	9.01% ownership interest in NV Holdings

In exchange for receiving shares in NV Holdings, each of CIG, Externalis and ABRY made certain capital commitments, including agreeing to contribute to NV Holdings their respective Shares, Series A Preferred Stock and warrants to purchase Shares.

On October 5, 2007, CIG, Externalis and ABRY entered into an Interim Investors Agreement (the ‘‘Interim Investors Agreement’’), setting out their intention to establish a corporation which would tender for the outstanding Shares of Navtech. Pursuant to the Interim Investors Agreement, CIG, Externalis and ABRY agreed to make certain capital commitments, including to contribute to the new corporation their respective Shares and warrants to purchase Shares.

Throughout the two year period described above, CIG and Externalis continued to acquire Shares through private purchases. ABRY made one such purchase. The average price paid for Shares in these purchases was $2.99 per Share. These purchases are recorded in the Form 4 documents filed with the SEC by CIG, Externalis and ABRY. The information contained in the Form 4 documents is incorporated in full herein by reference. However, none of the Purchaser, CIG, Externalis or ABRY has made any purchases of Shares during the 60 days prior to the commencement of this Offer.

Conflicts of Interest.    The following directors of Navtech are also shareholders or affiliates of the shareholders of NV Holdings:

Michael Jakobowski served as Chief Financial Officer of Cambridge Information Group, Inc. (‘‘Cambridge’’) from September 1999 to February 9, 2007. Since February 9, 2007, Mr. Jakobowski has served as Chief Financial Officer of ProQuest LLC, another subsidiary of Cambridge. Prior to joining Cambridge, Mr. Jakobowski was the Vice President of Accounting for Thomson Financial Database Group from August 1997 to September 1999, and the Corporate Controller for Kline Group from June 1994 to August 1997. Prior to 1994, Mr. Jakobowski spent over 11 years in public accounting with Price Waterhouse, Coopers & Lybrand, and Johnson Lambert and Co. Mr. Jakobowski is a member of the American Institute of Certified Public Accountants. Mr. Jakobowski has served a director of the Company since November 2001.

John Hunt is a partner at ABRY Partners, LLC (‘‘ABRY’’). Mr. Hunt joined ABRY in 2004. ABRY, headquartered in Boston, is a private equity firm focused on the media and communications industry. Mr. Hunt is also co-head of ABRY Mezzanine Partners, LP. From 1990 until May 2004, Mr. Hunt was a general partner at Boston Ventures Management, Inc., a media and communications focused private equity fund. Mr. Hunt serves on the board of SoftBrands, Inc. and on the boards of a number of private companies. Mr. Hunt has served a director of the Company since November 2005.

Andrew M. Snyder is the President of Cambridge Information Group (‘‘CIG’’), a privately-owned group of information services, publishing, and education companies. Mr. Snyder has been with CIG since 2003, and is also Chairman of CIG’s subsidiaries, ProQuest LLC and R.R. Bowker. Prior to joining CIG, Mr. Snyder spent seven years at the Goldman Sachs Group, most recently as Vice President in the Principal Investment Area. He also spent one year as the Assistant to the Chairman. Mr. Snyder graduated from the Wharton School at the University of Pennsylvania, and earned a J.D. from Georgetown University Law Center. He is a member of the Bar of the State of New York. Mr. Snyder has served as a director of the Company since November 2005.

Françoise Macq is the CEO of Externalis, a privately-owned holding company based in Brussels, Belgium. Prior to joining Externalis, Mrs. Macq spent nine years as an Investment Manager for Société Régionale d’Investissement de Bruxelles. Mrs. Macq began her career in the Corporate Finance Department of Morgan Stanley in London and subsequently worked as a Research Analyst specializing in oil companies in the Equity Research Department. Mrs. Macq graduated as a lawyer from Université Catholique de Louvain. Mrs. Macq has served as a director of the Company since June 2006.

Agreements involving Navtech’s Securities.

Shareholders’ Agreement.    On March 3, 2005, Robert N. Snyder, Andrew S. Snyder, Republic Electronics Corporation, Externalis, Kleber Beauvillain and Dorothy English entered into a Shareholders’ Agreement (the ‘‘Shareholders’ Agreement.’’ The Shareholders’ Agreement applies to

2,525,868 Shares (the ‘‘Subject Shares’’) beneficially owned by the parties thereto. The Shareholders’ Agreement gives the parties thereto a right of first refusal with respect to transfers of the Subject Shares other than transfers to certain permitted transferees. In addition, the parties must exercise the voting rights attached to the Subject Shares in favor of the persons nominated by the Board to serve as directors, unless all of the parties agree to vote their Shares in favour of an alternative slate of nominees. A copy of the Shareholders’ Agreement was filed as an exhibit to the Schedule 13D/A (Amendment No. 1) filed by the Sponsors on March 4, 2005. This exhibit is incorporated herein in full.

Other than as disclosed in this Section 9 — ‘‘The Offer — Background of the Offer; Contacts with the Company,’’ the Purchaser has not entered into any agreements with Navtech in relation to the securities of Navtech.

10.    SOURCE AND AMOUNT OF FUNDS.

The following summary of certain financing arrangements in connection with the Offer and the Merger is qualified in its entirety by reference to the Interim Investors Agreement, a copy of which is filed as an exhibit to the Schedule TO and is incorporated by reference. You are urged to read the commitment letters in their entirety for a more complete description of the provisions summarized below.

Total Amount of Funds Required.    In the event that all of the outstanding 4,380,325 Shares are tendered pursuant to this Offer, the Purchaser will be required to pay $10,950,812.50 in consideration for such Shares.

Equity Commitments.    Pursuant to the Interim Investors’ Agreement CIG, ABRY and Externalis have committed (the ‘‘Commitment’’), subject only to the fulfillment of the terms and conditions of this Offer, to purchase or cause the purchase of Shares of the Company for an aggregate cash price of up to $5,197,348.

Each of CIG, Externalis and ABRY may assign or delegate its rights, interests or obligations under the respective Interim Investors’ Agreement to one or more affiliates that agree to assume CIG, Externalis and ABRY’s respective rights, interests or obligations thereunder; provided, that CIG, Externalis or ABRY, as the case may be, will remain obligated to perform its obligations under the Interim Investors’ Agreement to the extent not performed by the affiliate. Except for as stated in the preceding sentence, neither CIG, Externalis, ABRY nor the Purchaser may assign or delegate its rights, interests or obligations under the Interim Investors’ Agreement (except by operation of law) without the prior written consent of the other parties thereto.

Each of CIG, Externalis and ABRY’s commitment is conditioned upon the fulfillment of the conditions of this Offer to Purchase.

THE OFFER IS NOT CONDITIONED ON THE PURCHASER OBTAINING FINANCING.

11.    DIVIDENDS AND DISTRIBUTIONS.

According to the Form 10-KSB filed by Navtech with the SEC for the financial year Ended October 31, 2006, the Form 10-KSB filed by Navtech with the SEC for the financial year Ended October 31, 2005 and the Form 10-QSBs for the quarters ended April 30, 2007 and July 31, 2007, the Company had not paid any dividends other than dividends on the 1,600,000 outstanding shares of its Series A Preferred Stock.

The holders (each a ‘‘Holder’’ and, collectively, the ‘‘Holders’’) of the Series A Preferred Stock are entitled to receive, if and when declared the Board of Directors, in preference to the holders of the Shares and other capital stock ranking junior to the Series A Preferred Stock as to the payment of dividends, annual dividends at the rate per annum of $0.125 per share. Such dividends accrue on a daily basis, whether or not earned or declared, and are be compounded annually (to the extent such accruing dividends remain unpaid) on each anniversary of the issuance of the Series A Preferred Stock. In addition to the dividend described above, the Holders are entitled to participate ratably on any dividends paid with respect to the Shares. In the case of any such dividend, each Holder will be entitled to receive an amount as of the record date for such dividend that would be payable on the largest number of whole Shares into which such shares of Series A Preferred Stock held by such Holder could be converted pursuant to the terms of the certificate of designation. In the nine month period prior to July 31, 2007, Navtech declared and paid a dividend of $200,000 on the Series A Preferred Stock.

12.    CERTAIN CONDITIONS TO THE OFFER.

Notwithstanding any other provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) of the Exchange Act (relating to the Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, may postpone the acceptance for payment of Shares tendered pursuant to the Offer, and may terminate the Offer if the Minimum Tender Condition has not been satisfied by the expiration of the Offer.

Furthermore, notwithstanding any other provisions of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered Shares at any time on or after the date prior to the time of acceptance for payment for any Shares, if any of the following events occur and are continuing:

•	An injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Offer, or the Merger is in effect or a statute, rule, regulation, order or decree of a governmental entity has been enacted and remains in effect that prohibits or makes illegal consummation of the Offer or the Merger.

•	Since the date of this Offer, there has occurred or is continuing a Company Material Adverse Effect in the judgment of the Purchaser. A ‘‘Company Material Adverse Effect’’ is any change, event, development or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, continuing results of operations or financial condition of the Company and its subsidiaries, taken as a whole.

•	There is pending any suit, action or proceeding by or before any governmental entity challenging the acquisition by the Purchaser of the Company or any other subsidiaries of the Company or any of their respective affiliates of any Shares, seeking to prohibit the consummation of the Offer or the Merger, or seeking any order that would result in, or would reasonably be expected to result in, damages payable by the Company or its subsidiaries or affiliates or the Purchaser and its affiliates, or would impose material limitations on the ability of the Purchaser or any of its subsidiaries to exercise full rights of ownership of the Shares purchased pursuant to the Offer, including the right to vote the shares purchased by it on all matters properly presented to the stockholders of the Company.

The foregoing conditions (other than the Minimum Tender Condition) are for the benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any conditions and may be waived by the Purchaser in whole or in part at any time in its reasonable discretion prior to the expiration of the Offer. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and waiving this right with respect to any particular facts or circumstances will not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time, in each case prior to the acceptance for payment of, and payment for, tendered Shares.

13.    CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

General.    Except as otherwise set forth in this Offer to Purchase, the Purchaser is not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the

Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Purchaser pursuant to the Offer. In addition, except as set forth below, the Purchaser is not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for the Purchaser’s acquisition or ownership of the Shares.

Antitrust Compliance.    The acquisition of Shares and the Merger are exempt from the pre-merger notification and reporting obligations under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, though the Offer and Merger are subject to substantive federal and state antitrust laws. Based upon information available from the Company, we do not believe the Offer would be anti-competitive or otherwise contrary to substantive antitrust laws.

State Takeover Laws.    A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in these states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

However, to our knowledge, no ‘‘control share acquisition,’’ ‘‘fair price,’’ ‘‘moratorium’’ or other anti-takeover laws apply to the acquisition of beneficial ownership of Shares by the Purchaser and its direct and indirect owners and their respective affiliates in connection with the formation of the Purchaser and the consummation of the Offer, the Merger or any option granted to the Purchaser or its affiliates by the Company or the exercise thereof, or any other acquisition of shares following consummation of the Offer.

Appraisal Rights.    The holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of the Shares (that did not tender their Shares in the Offer) at the effective time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL (the ‘‘Appraisal Provisions’’) to dissent and demand appraisal of their Shares. Under the Appraisal Provisions, dissenting stockholders who comply with the applicable statutory procedures will be entitled to demand payment of fair value for their Shares. If a stockholder and the surviving corporation in the Merger do not agree on such fair value, the stockholder will have the right to a judicial determination of fair value of such stockholder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with any interest as determined by the court. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Shares to be paid in the Merger.

The following summarizes the Appraisal Provisions as applicable in connection with the Merger. This discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of DGCL Section 262, which is attached as Schedule II hereto.

Notification of Closing of the Merger.    If the Merger is consummated through a short-form procedure pursuant to Section 253 of the DGCL, the Company will be required to send a notice either before the effective date of the Merger or within 10 days after the effective date of the Merger to all holders of the Company stock entitled to appraisal rights. The notice will inform Stockholders of the effective date of the Merger and of the availability of, and procedure for demanding, appraisal rights, and will include a copy of DGCL Section 262.

Electing Appraisal Rights.    A record holder of the Shares must, within 20 days after the date the Company mails the notice referred to in the prior paragraph, deliver a written demand for appraisal to the Company. In either case, the demand must reasonably inform the Company of the identity of the holder of record and that the holder demands appraisal of his, her or its Shares. A demand for appraisal must be delivered to: Navtech, Inc. Suite 200, 295 Hagey Blvd., Waterloo, Ontario, Canada, N2L 6R5, Attention: Corporate Secretary.

Only Record Holders May Demand Appraisal Rights.    Only a record holder of Shares is entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder’s name appears on the holder’s stock certificates.

•	If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

•	If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

•	An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

•	A holder of record, such as a broker, who holds Shares as nominee for a beneficial owner, may exercise a holder’s right of appraisal with respect to Shares held for all or less than all of that beneficial owner’s interest. In that case, the written demand should set forth the number of Shares covered by the demand. If no number of Shares is expressly mentioned, the demand will be presumed to cover all Shares standing in the name of the record holder. Stockholders who hold their Shares in brokerage accounts or through any other nominee and wish to exercise appraisal rights should consult their brokers or other nominees to determine the procedures they must follow in order for their brokers and other nominees to exercise appraisal rights in respect of their Shares.

Court Petition Must Be Filed.    Within 120 days after the effective date of the Merger, the Company or any Stockholder who has complied with the conditions of the Appraisal Provisions may file a petition in the Delaware Court of Chancery, with a copy served on the Company in the case of a petition filed by a Stockholder, demanding a determination of the fair value of the Shares held by all Stockholders seeking appraisal. We will not have any obligation to file such a petition and Stockholders seeking to exercise appraisal rights should not assume that the Company will cause the filing of a petition or initiate any negotiations with respect to the fair value of such Shares. Stockholders seeking to exercise appraisal rights should initiate all necessary action to perfect their rights within the time periods prescribed by the Appraisal Provisions. Within 120 days after the effective date of the Merger, any Stockholder who has complied with the requirements under the Appraisal Provisions for exercise of appraisal of rights may make a written request to receive from the Company a statement of the total number of Shares not voting in favor of the Merger and with respect to which demands for appraisal have been received and the total number of holders of these Shares. The Company will be required to mail these statements within ten days after it receives a written request or within ten days after the expiration of the period for the delivery of demands, as described above, whichever is later.

Appraisal Proceeding by Delaware Court.    If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine which of the Stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require the Stockholders who have demanded an appraisal for their Shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any Stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such Stockholder. Where the proceedings are not dismissed, the Court will appraise the Shares owned by the Stockholders and determine their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that ‘‘proof of value by any techniques or methods which are generally considered applicable in the financial community and otherwise admissible in court’’ should be considered in the appraisal proceedings. The Chancery Court will also determine the amount of interest, if any, to be paid upon the value of the Shares to the Stockholders entitled to appraisal. The value determined by the court for the Shares could be more than, less than, or the same as the Merger Consideration, but the form of the consideration payable as a result of the appraisal proceeding would be cash. The Company does not anticipate offering more than the Merger Consideration to any Stockholder exercising appraisal rights and reserves the right to assert in any appraisal proceeding that for purposes of the Appraisal Provisions, the ‘‘fair value’’ of a Share is less than the Merger Consideration. The court may determine the costs of the appraisal proceeding and allocate them to the parties as the Court determines to be equitable under the circumstances. The court may also order, upon application of a dissenting Stockholder, that all or a portion of any Stockholder’s expenses incurred in connection with an appraisal proceeding, including reasonable attorneys’ fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged, on a pro rata basis, against the value of all Shares entitled to appraisal.

The Delaware Supreme Court has stated that in making this determination of fair value, a court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.

Loss, Waiver or Withdrawal of Appraisal Rights.    Holders of Shares will lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger. A Stockholder will also lose the right to an appraisal by delivering to the Company a written withdrawal of the Stockholder’s demand for an appraisal. Any attempt to withdraw that is made more than 60 days after the effective date of the Merger requires the Company’s written approval. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, a Stockholder will be entitled to receive the Merger Consideration, without interest.

Dismissal of Appraisal Proceeding.    If an appraisal proceeding is timely instituted in the Court of Chancery, this proceeding may not be dismissed without the approval of the Court as to any Stockholder who has perfected a right of appraisal.

APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. The information set forth above is for informational purposes only with respect to alternatives available to stockholders if the Merger is consummated. Stockholders entitled to appraisal rights in connection with the Merger will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith before such Stockholders are required to take any action relating thereto. STOCKHOLDERS WHO TENDER THEIR SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE OFFER PRICE.

Failure to follow the steps required by the Appraisal Provisions for perfecting appraisal rights may result in the loss of such rights (in which event, a former holder of the Shares will be entitled to receive the Merger consideration which is the same as the Offer Price).

14.    CERTAIN FEES AND EXPENSES.

Georgeson Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all of these services in addition to reimbursement of reasonable out-of-pocket expenses. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws. Georgeson Inc. will receive a fee of $6,500 plus additional amounts for any dealings with institutional investors.

Continental Stock Transfer & Trust Company has been retained by the Purchaser as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith. Continental Transfer & Trust Company will receive a fee of $10,000.00 from the Purchaser, together with reimbursement for reasonable out-of-pocket expenses.

JEGI has been retained by the Purchaser to provide a valuation of the Shares. JEGI received a fee of $50,000 in connection with the preparation of the Valuation Report, with $25,000 paid upon delivery of the Valuation Report. CIG also agreed to pay JEGI for out-of-pocket expenses incurred and billed to CIG within 45 days after delivery of the Valuation Report. CIG also agreed to indemnify JEGI for any liability arising from the report.

We estimate that printing and mailing costs incurred by the Purchaser in connection with the Offer will be in the vicinity of $12,000.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depository and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

15.    MISCELLANEOUS.

The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of the Shares (excluding Shares beneficially owned by the Purchaser and its respective affiliates). This Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of this Offer or the acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchasers will make a good faith effort to comply with the state statute. If, after a good faith effort, the Purchaser cannot comply with any the state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in the state. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO and a Rule 13E-3 Transaction Statement, together with all exhibits thereto, pursuant to the Exchange Act and the rules and regulations thereunder, furnishing certain additional information with respect to the Offer which includes the information required by Schedule 13E-3. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the same places and in the same manner as set forth in Section 7 — ‘‘The Offer — Certain Information Concerning the Company.’’

SOLICITATION OF PROXIES

THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY’S STOCKHOLDERS. ANY SOLICITATION WHICH THE PURCHASER OR ANY OF ITS AFFILIATES MIGHT SEEK WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

October 9, 2007

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER AND DIRECTORS, OFFICERS AND GENERAL PARTNERS OF CERTAIN AFFILIATES

The name and present principal occupation or employment and material occupations, positions, offices or employment for the past 5 years of each of the directors and executive officers of the Purchaser and directors and officers, or, as applicable, general partner or managing members, of certain affiliates of the Purchaser are set forth below.

None of the persons listed below has, during the past 5 years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise indicated, all persons listed below are citizens of the United States.

NV Holdings

Executive Officers:

Name	Title	Citizenship
None

Directors:

Name	Occupation/Employment	Citizenship
Andrew M. Snyder 570 Lexington Avenue, 6th Floor New York, New York 10022	President and Manager of Cambridge Information Group II LLC and President, Director of Cambridge Information Group, Inc.	United States of America
Francoise Macq 38 Avenue des Klauwaerts 1050 Brussels, Belgium	Consultant Externalis S.A.	Belgium
John Hunt	Partner	United States of America
111 Huntington Avenue Boston, MA 02199	ABRY Partners, LLC

CAMBRIDGE INFORMATION GROUP II LLC

Executive Officers:

Name/Address	Title
Robert N. Snyder	Chairman
7200 Wisconsin Avenue, Suite 601
Bethesda, Maryland 20814-4890
Andrew M. Snyder	President
570 Lexington Avenue, 6th Floor
New York, New York 10022
Barbara G. Inkellis	Senior Vice President and Secretary
7200 Wisconsin Avenue, Suite 601
Bethesda, Maryland 20814-4890
Betsy Hanlon	Vice President of Finance
7200 Wisconsin Avenue, Suite 601
Bethesda, Maryland 20814-4890
Larisa Avner Trainor	Vice President and Assistant Secretary
7200 Wisconsin Avenue, Suite 601
Bethesda, Maryland 20814-4890
Managers:
Name/Address	Occupation/Employment
Jill Snyder Granader	Principal of Cambridge Information Group II LLC
7200 Wisconsin Avenue, Suite 601	and Cambridge Information Group, Inc.
Bethesda, Maryland 20814-4890
Andrew M. Snyder	President and Manager of Cambridge Information
570 Lexington Avenue, 6th Floor	Group II LLC and President of Cambridge
New York, New York 10022	Information Group, Inc.
Robert N. Snyder 7200 Wisconsin Avenue, Suite 601	Chairman and Director of Cambridge Information Group, Inc. and Chairman and Manager of
Bethesda, Maryland 20814-4890	Cambridge Information Group II LLC

EXTERNALIS S.A.

Executive Officers:

Name	Title	Citizenship
Francoise Macq 38 Avenue des Klauwaerts 1050 Brussels, Belgium	Chief Executive Officer of Externalis	Belgium
Alain Mallart 38 Avenue des Klauwaerts 1050 Brussels, Belgium	President	France

Directors:

Name	Occupation/Employment	Citizenship
Alain Mallart	President of	France
38 Avenue des Klauwaerts	Externalis S.A.
1050 Brussels, Belgium
Danute Krichtopayteete	Commercial manager of	France
38 Avenue des Klauwaerts	Externalis S.A.
1050 Brussels, Belgium
Benoit Graulich	Director	Belgium
Meiskensstraat 33	Externalis S.A.
1851 Grimbergen, Belgium
Francoise Macq 38 Avenue des Klauwaerts 1050 Brussels, Belgium	Consultant Externalis S.A.	Belgium

ABRY Mezzanine Holdings, LLC, as General Partner of ABRY Mezzanine Partners, L.P.

Controlling Person:

Name	Title	Citizenship
Royce Yudkoff 111 Huntington Avenue Boston, MA 02199	President of ABRY Partners, LLC	United States of America

ABRY Investment GP, L.P., as General Partner of ABRY Investment Partnership, L.P.

Controlling Person:

Name	Title	Citizenship
Royce Yudkoff 111 Huntington Avenue Boston, MA 02199	President of ABRY Partners, LLC	United States of America

SCHEDULE II

SECTION 262 OF THE DGCL

Section 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word ‘‘stockholder’’ means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words ‘‘stock’’ and ‘‘share’’ mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words ‘‘depository receipt’’ mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares, Notice of Guaranteed Delivery and any other required documents should be sent or delivered by each stockholder of the Company or the stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

By Mail: Continental Stock Transfer & Trust Company Attn: Reorganization Department 17 Battery Place, 8th Floor New York, NY 10004	By Facsimile Transmission: Continental Stock Transfer & Trust Company Attn: Reorganization Department Facsimile: (212) 616-7610 Confirm by phone: (212) 509-4000 Ext 536	By Overnight Courier: Continental Stock Transfer & Trust Company Attn: Reorganization Department 17 Battery Place, 8th Floor New York, NY 10004

Any questions or requests for assistance may be directed to the Information Agent at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance, concerning the Offer.

The Information Agent for the Offer is:

17 State Street — 10th Floor
New York, NY 10004

Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (888) 605-8359